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                              TNP ENTERPRISES, INC.
                (Name of Registrant as Specified in Its Charter)


                            ------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                              TNP Enterprises, Inc.
                            4100 International Plaza
                             Fort Worth, Texas 76109
                                 (817) 731-0099


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To be Held on May 3, 1999

       The Annual Meeting of Shareholders of TNP Enterprises, Inc. will be held on Monday, May 3, 1999, at 10:30 a.m., Central Time, at the International Plaza Building, First Floor Auditorium, 4055 International Plaza, Fort Worth, Texas. At the meeting, shareholders will act on the following matters:

       1.   Election of three Class 2 directors for three-year terms;

       2. Ratify the appointment of Arthur Andersen LLP, Certified Independent Public Accountants, as independent auditors for 1999; and

       3.   Amendments to the TNP Equity Incentive Plan.

      In addition, the shareholders will transact any other business that properly may come before the annual meeting or any adjournments of the annual meeting.

      Shareholders of record at the close of business on March 15, 1999, are entitled to notice of and to vote at the annual meeting and any postponement or adjournment.

       Whether or not you expect to attend the annual meeting in person, please complete, sign, and date the enclosed proxy card and return it promptly in the postage-paid envelope provided so that your shares of common stock can be represented and voted at the annual meeting. If you attend the annual meeting, your proxy will be returned to you upon your request and you may vote your shares in person.

       The International Plaza Building is located across International Plaza from the headquarters of TNP Enterprises and Texas-New Mexico Power Company.

                                            By Order of the Board of Directors


                                             /s/ Paul W. Talbot
                                            ----------------------------
                                            Paul W. Talbot,
                                            Secretary

Fort Worth, Texas
March 30, 1999

                              TNP Enterprises, Inc.
                            4100 International Plaza
                             Fort Worth, Texas 76109

                                 PROXY STATEMENT
                                       For
                         ANNUAL MEETING OF SHAREHOLDERS
                            To be Held on May 3, 1999

         These proxy materials are furnished in connection with the solicitation by the Board of Directors of TNP Enterprises, Inc. ("TNP"), of proxies to be voted at the 1999 Annual Meeting of Shareholders and at any postponement or adjournment thereof. The annual meeting will be held in the First Floor Auditorium of the International Plaza Building, 4055 International Plaza, Fort Worth, Texas on Monday, May 3, 1999, at 10:30 a.m., Central Time.

         If you give a proxy prior to the meeting, you may revoke it at any time before it is voted by submitting written notice of revocation to TNP's Secretary, submitting a new proxy with a later date, or voting in person at the annual meeting after withdrawing any proxy previously given.

         The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Our 1998 Summary Annual Report, which covers the operations of TNP and Texas-New Mexico Power Company, its wholly owned electric utility subsidiary ("TNMP") is also enclosed. You will find the Consolidated Financial Statements of TNP and TNMP for 1998 following this proxy statement.

                                QUORUM AND VOTING

         Record Date. Only shareholders of record at the close of business on March 15, 1999 are entitled to notice of and to vote at the meeting.

         Voting Stock. Only TNP common stock may be voted at the annual meeting. At the close of business on the record date, there were 13,348,059 shares outstanding and entitled to be voted at the meeting. The holders of those shares will be entitled to one vote per share. Cumulative voting is not permitted.

         Quorum. Holders of more than 50% of the shares entitled to vote must be represented, either in person or by proxy, in order to conduct any business at the annual meeting.

         Required Vote. A plurality of the votes cast at the meeting is required to elect directors. All other matters require a majority for passage.

         Adjourned Meeting. If a quorum is not present at the scheduled meeting time, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced when the adjournment is taken; no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

         Tabulation of Votes. The Company's transfer agent will tabulate and certify the votes.
         Voting by Street Name Holders. If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes").

         Abstentions and Broker Non-votes. If you abstain from voting on one or more proposals, your shares will nevertheless be included in the number of shares represented for purposes of determining whether a quorum is present. If you abstain from voting on Proposal 2 (Approval of Arthur Andersen as auditors) or Proposal 3 (Amendment of TNP Equity Incentive Plan), your shares will also be included in the number of shares voting on the proposal. Consequently, your abstention will have the same practical effect as a vote against the proposal. Because directors are elected by a plurality of the votes, an abstention would have no effect on the outcome of the vote on Proposal 1 and, thus, is not offered as a voting option for that proposal.

         Default Voting. Unless you give other instructions on your proxy card, the proxy holders will vote your shares in accordance with the Board of Directors' recommendations. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL SUBMITTED TO SHAREHOLDERS AND DESCRIBED IN THIS PROXY STATEMENT. On any other matter that properly comes before the annual meeting, the proxy holders will vote as the Board of Directors recommends or, if no recommendation is given, in their own discretion.

                            1. ELECTION OF DIRECTORS

         The three-year terms of the Class 2 directors will expire at the upcoming annual meeting. The Board of Directors has nominated John A. Fanning, Larry G. Wheeler and Dennis H. Withers, all of whom currently serve as Class 2 directors, for reelection. Information regarding the business experience of each nominee is provided below. If reelected, their new terms will expire at the annual meeting of shareholders in 2002.

         Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees.

         John A. Fanning has been involved in private investments in oil, gas and manufacturing since November 1995. He was Executive Vice President of Snyder Oil Corporation from March 1990 to November 1995, and a director of Snyder from 1981 to 1995. From February to April 1997, he was Interim President, Chief Executive Officer and a director of Heartland Wireless Communications, Inc., which sells wireless cable television services.

         Larry G. Wheeler was named Chief Executive Officer of Granny Goose Foods, Inc., an Oakland, California snack food manufacturer and marketer, in February 1999. Beginning in May 1995, he was president and chief executive officer of Mrs. Baird's Bakeries, Inc., Fort Worth, Texas, presiding over the sale of that company in May 1998. He was president of Alpo Pet Foods, Inc. from September 1993 until May 1995. He is a member of the International Board of Visitors--Neeley School of Business at Texas Christian University. Mrs. Baird's Bakeries filed bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in March 1996, and exited the Chapter 11 proceedings in September 1996.

         Dennis H. Withers has been Chairman of Trinity Forge, Inc., a metal forging and manufacturing company, since 1997, its President since 1979, and a director since 1972. He was a director of Overton Bancshares, Inc., a bank holding company, from 1985 until its acquisition by Cullen/Frost Bankers, Inc. in 1998. He has been an advisory director of the North Texas Division of Frost National Bank since 1998 and was a director of Overton Bank and Trust, N. A. from 1993 until 1998.

         If a nominee becomes unable or unwilling to accept nomination or election, the Board of Directors will select a substitute nominee. If you have properly executed and returned a proxy and a substitute nominee is selected, the holders of the proxy will vote your shares FOR the election of the substitute nominee. The Company expects that each nominee can serve as a director if elected. If, before the annual meeting, any nominee becomes unavailable to serve, then the persons appointed as proxies intend to vote all shares represented by proxy for a substitute nominee that the Board of Directors will nominate.

         Under TNP's bylaws, directors are elected by plurality of the votes of shares represented and entitled to vote at the meeting. That means the three nominees will be elected if they receive more affirmative votes than any other nominees.

Continuing Directors

         The Board of Directors is separated into three classes, and the directors in each class are elected for three-year terms. The terms of the Class 1 directors expire at the annual meeting of shareholders to be held in 2001, and those of the Class 3 directors expire at the annual meeting in 2000. Each TNP director is also a director of TNMP.

         The following is a list of TNP Directors for the next year, assuming election of the nominees named above, and their ages, director class designation, the year each was first elected to the Board and current committee assignments.

                                       Director    Year Elected to
            Name                Age      Class          Board                        Committees

Kevern R. Joyce                 52         1             1994        Financial
R. Denny Alexander              53         1             1989        Audit, Financial, Nominating
John A. Fanning                 59         2             1984        Compensation, Nominating
Sidney M. Gutierrez             47         1             1994        Audit, Compensation
J.R. Holland, Jr.               55         3             1996        Compensation
Harris L. Kempner, Jr.          59         3             1980        Compensation, Financial, Nominating
Carol Diann Smith Surles        52         3             1995        Audit, Financial
Larry G. Wheeler                52         2             1997        Audit
Dennis H. Withers               53         2             1995        Compensation, Financial

         Following is biographical information about each director, other than Mr. Fanning, Mr. Wheeler and Mr. Withers, whose biographical information is included under "Current Nominees" above.

         R. Denny Alexander has owned and managed R. Denny Alexander & Company, an investment management firm, and has been the Managing Partner of OPNB Building Joint Venture, a real estate investment partnership, since 1978. He became a director of Cullen/Frost Bankers, Inc., a bank holding company, and Frost National Bank, a national bank, in 1998 following the acquisition by Frost of Overton Bancshares, Inc., and Overton Bank and Trust, N.A., of which he had been a director and Chairman since 1984. Mr. Alexander is Chairman of the Board of Trustees of W. I. Cook Foundation, Cook Children's Health Care System, and Cook Children's Medical Center in Fort Worth. He is also on the Board of Trustees of Texas Christian University in Fort Worth.

         Sidney M. Gutierrez has served in various management capacities at Sandia National Laboratories, a prime contractor for the Department of Energy since 1994. From 1984 to 1994, he was a NASA astronaut serving as Space Shuttle Mission Commander. From 1991 to 1994, he was also an Air Force officer serving in the rank of Colonel. He is president of the Board of Regents of New Mexico Institute of Mining and Technology and a member of the Board of Directors of Goodwill Industries of New Mexico and the New Mexico Space Commission.

         J. R. Holland, Jr. has been President and Chief Executive Officer of Unity Hunt, Inc., a large international private holding company with interests in technology, entertainment, telecommunications, retail, investments, real estate, natural resources and energy businesses, since 1991. He is a director of Optical Security Group, Inc., Placid Refining Company, and Texas Capital Bancshares, Inc.

         Kevern R. Joyce was appointed Chief Executive Officer, President, and director of TNP and TNMP in April 1994 and was elected Chairman of the Board of both companies in April 1995. From 1992 until joining TNP and TNMP, Mr. Joyce was Senior Vice President and Chief Operating Officer of Tucson Electric Power Company. He is a director of Aztec Manufacturing Co., an electrical products manufacturer for the industrial market, and a provider of galvanizing services and oil field tubular products.

         Harris L. Kempner, Jr. has been President of Kempner Capital Management, an investment advisory firm, since 1981; a Trustee of H. Kempner Trust Association, which engages in investments, since 1964; Chairman Emeritus and Advisor to the board of United States National Bank, Galveston, Texas, since 1992; a director of Balmorhea Ranches, a ranching/farming operation, and Imperial Holly Corp., a sugar products company, since 1982; a director or advisory director of Cullen/Frost Bankers, Inc., a bank holding company, since 1982; a director of American Indemnity Company, an insurance company, since 1987; and a director of American Indemnity Financial, an insurance company, since 1990.

         Dr. Carol Diann Smith Surles became President of Eastern Illinois University, Charleston, Illinois, in March 1999. She was President of Texas Woman's University, Denton, Texas, from August 1994 until March 1999. From July 1992 to August 1994 she was Vice President for Administration and Business Affairs of California State University. Dr. Surles has been a director of First State Bank in Denton, Texas, since 1995.

         Committees and Meetings.

         TNP's  Board  of  Directors   maintains  the  following  four  standing
committees. The members of the committees are identified in the preceding table of continuing directors.

    - Audit Committee. This committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting; meets with the independent auditors and with appropriate financial personnel and internal auditors regarding these matters and regarding the scope of internal and independent audits; and determines and reviews internal and external audit staff qualifications and recommends to the full board the appointment of the independent auditors.

    - Compensation Committee. This committee evaluates the Chief Executive Officer's performance and reviews the performance of officers who report to him; reviews the terms and conditions of all employee benefit plans; establishes performance goals for all incentive compensation plans and designates participants in incentive compensation plans for management; sets compensation for officers; and makes recommendations to the full board with respect to directors' compensation.

    - Financial Committee. This committee reviews and approves dividend policy, securities offerings and capital budgets; reviews strategic, financial and other plans; and reports and recommends in its discretion to the full board on internal financial affairs.

    - Nominating Committee. This committee evaluates and recommends to the full board candidates for board positions whose terms are expiring or that have become vacant, and recommends persons for election or re-election as officers. For information about suggesting candidates for consideration as nominees for election to the Board of Directors, see "Additional Information - Shareholder Recommendations of Directors."

      TNP's and TNMP's boards of directors each held four meetings during 1998, and each acted by unanimous consent twice. The committees held the following number of meetings: Audit Committee, two; Compensation Committee, six, including one action by unanimous written consent; Finance Committee, four; and Nominating Committee, two. All directors attended at least 75% of all the meetings of the Board of Directors and committees on which they served during 1998.

Director Compensation

         Each nonemployee director receives an annual retainer of 525 shares of TNP common stock from TNP and $8,000 from TNMP, and a fee of $1,000 for each meeting of the TNP and TNMP boards and committees that he or she attends. TNP and TNMP split the $1,000 cost when their boards of directors or committees hold combined meetings. Directors and committee members are also reimbursed for travel and other incidental expenses incurred in connection with their duties. Directors who are employees receive no additional compensation for serving as directors.

         The shares of TNP common stock paid to the nonemployee directors are issued under the TNP Nonemployee Director Stock Plan.

Compensation Committee Interlocks and Insider Participation

         No Compensation Committee member is a director of or serves on the compensation committee of an entity that has an executive officer serving on TNP's Board of Directors or Compensation Committee. During 1998, Compensation Committee members were John A. Fanning, Sidney M. Gutierrez, J. R. Holland, Jr., Harris L. Kempner, Jr., and Dennis H. Withers.

                            2. SELECTION OF AUDITORS

         The Board of Directors has appointed Arthur Andersen LLP, Certified Independent Public Accountants ("Arthur Andersen"), to serve as independent auditors for the current year, subject to shareholder approval. Arthur Andersen served as the independent auditors for 1998. A representative of Arthur Andersen is expected to attend the annual meeting and will have an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

         The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen LLP, Certified Independent Public Accountants, as independent auditors for 1999.

               3. PROPOSAL TO AMEND THE TNP EQUITY INCENTIVE PLAN

         At the annual meeting, you will be asked to approve amendments to the TNP Equity Incentive Plan (the "Incentive Plan"). The proposed amendments (1) amend Section 4.1 of the Incentive Plan to increase the number of shares of common stock issuable under the Incentive Plan from 300,000 to 900,000 and to increase the maximum number of shares that may be paid out in awards intended to qualify to the performance-based exception under Sec.162(m) of the Internal Revenue Code; and (2) update references to the Compensation Committee and to regulations under the Securities Exchange Act of 1934 to reflect changes since the Incentive Plan's adoption in 1995.

         The Board of Directors has approved these amendments. The holders of a majority of the shares of TNP common stock present and entitled to vote at the annual meeting must also approve the amendments.

         The following is a summary of the Incentive Plan, subject to your approval of the amendments. The Incentive Plan was filed electronically with the proxy statement with the Securities and Exchange Commission, but is not included in the printed version of this Proxy Statement. In addition, you may obtain a copy of the actual plan document by writing to the Corporate Secretary at TNP's principal offices in Fort Worth, Texas.

Description of the Plan

         The Incentive Plan makes available a variety of stock and stock-based incentive awards, such as performance shares, restricted stock awards, incentive and non-qualified options to purchase TNP common stock. This variety gives TNP flexibility in designing incentive compensation packages and permits it to respond to its and its subsidiaries' changing needs and to reflect changes in laws and rules affecting compensation and benefit plans, primarily tax laws, accounting rules and securities regulations.

Purpose

         The Incentive Plan is meant to link participants' personal interests to those of TNP's shareholders and provide them with an incentive for outstanding performance, and to provide TNP with flexibility in the design of compensation packages.

Eligible Participants

         All employees of TNP and its subsidiaries are eligible to participate in the Incentive Plan. Awards are currently being made only to executive officers and certain key employees.

Shares Subject to Awards

         Up to 900,000 shares of TNP common stock have been reserved for issuance in connection with Incentive Plan awards, of which approximately 700,000 shares remain. Up to 300,000 of these shares may be issued as awards of restricted stock.

Administration

          The Compensation Committee administers the Incentive Plan.  It may:

          -  establish and change rules for administering the Incentive Plan;
          -  designate participants to whom awards will be made;
          - determine award sizes, types, terms, conditions, and methods of payment, whether dividend equivalents will be included with awards, and participant rights upon termination of employment (Under the Incentive Plan, "dividend equivalents" are contingent rights to dividends declared on securities underlying Incentive Plan awards);
          - establish performance goals to be achieved for a participant to earn nd receive any performance-based awards under the Incentive Plan; and
          - amend terms of outstanding awards subject to certain limitations. The Compensation Committee may also permit or require participants to defer cash and stock award payouts.

         Compensation Committee decisions concerning the Incentive Plan and related orders of the full board are final and binding. If the Compensation Committee cancels outstanding awards, it cannot replace them with substitute awards.

Awards

         The Incentive Plan provides for several types of stock and stock-based incentive awards.

         Performance Shares and Units. Participants may earn awards of performance shares or units, subject to the achievement of performance goals that the Compensation Committee sets. The value of each performance share or unit must equal the fair market value of one share of TNP common stock on the grant date. The period during which performance goals may be achieved must always exceed six months. Dividend equivalents can be paid on underlying performance shares or units that are earned. All shares issued and award opportunities awarded under the Incentive Plan since its inception have been performance shares.

         Stock Options. The Compensation Committee may grant incentive stock options, nonqualified stock options, or a combination of these. The terms and conditions of individual option agreements may vary, provided that the option price per share is not less than the fair market value of a share of TNP common stock on the grant date. The term of each option can be up to ten years from the grant date. Dividend equivalents are not permitted on incentive stock options. Cashless option exercises may be permitted. No stock options have been awarded under the Incentive Plan.

         Restricted Stock. The Compensation Committee may grant shares of restricted stock to eligible employees in amounts that it determines, and subject to transfer and such other restrictions that it may impose. During the restriction period, participants may exercise all voting rights of and may be credited with all dividends and distributions declared on their restricted stock; dividends and distributions, other than cash dividends, are subject to the same restrictions as the underlying restricted stock. To date, no restricted stock awards have been made.

         Other Stock-Based Awards. Other stock-based awards may be granted under the Incentive Plan as the Compensation Committee may determine.

Performance Measures

         Performance goals to be achieved for a participant to earn and receive payment of any performance-based award will be selected from the following:

         -  Earnings per share;
         - Measurements of cost control effectiveness such as the ratio of operations and maintenance costs to kilowatt hour sales;
         -  Measurements of community involvement and customer satisfaction;
         -  Measurements of anticipation and resolution of environmental issues;
         - Measurements of reliability such as the equivalent forced outage rate, minutes of outage per customer served, and number of customers interrupted per customer served;
         -  Measurements of employee safety;
         -  Measurements of long-term rate competitiveness;
         - Total shareholder return compared to one or more groups as determined by the Compensation
            Committee; and
         -  Cash value added.

         The Compensation Committee may establish a range of performance around any predetermined goal; the range may have adjustments to the performance payout within the range. The Compensation Committee may not make upward adjustments to awards held by the Chief Executive Officer and four other most highly compensated executive officers and that are designed to qualify for the performance-based exception to Sec.162(m) of the Internal Revenue Code.

Effective Period of Incentive Plan

         The Incentive Plan will remain in effect until all shares of TNP common stock reserved for awards have been awarded or until the Board of Directors terminates this plan. No awards may be made after January 1, 2005. Termination of the Incentive Plan will not affect participants' rights under awards made prior to termination.

Change in Control

         If there is a change in control of TNP, then all outstanding options will become exercisable immediately. With respect to awards made at least six months previously, restrictions imposed on shares will lapse and performance goals for restricted stock, performance shares and units and other stock-based awards will be deemed to have been achieved at the target level as of the effective date of the change in control. The Compensation Committee may make other appropriate changes to outstanding awards before the change in control is effective. Events constituting a "change in control" are defined in the employee severance contracts described in "Compensation of Executive Officers--Severance Agreements and Arrangements."

Transferability of Incentive Plan Awards and Underlying Stock

         In general, unearned and unvested Incentive Plan awards are not transferable, other than by will or the laws of descent and distribution.
Certificates representing awards or stock underlying awards will bear appropriate legends referring to applicable restrictions on earning, vesting and transfer.

         TNP has registered its issuance of all stock currently reserved for Incentive Plan awards under applicable federal and state securities laws and will register the newly reserved stock after shareholder approval of this proposed amendment. Such registration generally makes awarded stock freely tradable on the open market, unless it is subject to earnout, vesting or transfer restrictions.

         The Company has adopted an insider trading policy applicable to all employees that places additional restrictions on all employee stock sales. In addition, all employee sales are subject to securities law prohibitions on insider trading prohibitions.

Indemnification of Directors and Compensation Committee Members

         The  Incentive  Plan requires TNP to indemnify  Board and  Compensation
Committee members against losses, costs, liabilities, expenses, TNP-approved settlements, and judgments that they may incur in connection with claims or proceedings involving actions or failures to act under the Incentive Plan.

Federal Income Tax Considerations

         The following describes tax treatment of performance shares, restricted stock awards and stock options. It describes the general tax treatment of such items; the tax treatment may vary in individual circumstances. The discussion does not purport to be complete, and the language and interpretation of statutory provisions are subject to change.

         Performance Shares and Units. The grant of performance shares or units does not result in income tax consequences for the participant or TNP. When TNP pays out cash, shares, or other property at the end of a performance period, the participant will recognize ordinary income equal to the fair market value of the asset received. TNP will be entitled to a deduction in the same amount when the participant recognizes income.

         Restricted Stock. A recipient of a restricted stock award will recognize ordinary income when the award is made, in an amount equal to the shares' fair market value on the award date, less any payment he or she has made for the shares. TNP will be entitled to a deduction in the same amount, subject to the requirements of ss.162(m) (as discussed further below) of the Internal Revenue Code of 1986, as amended (the "Tax Code"). The participant will treat any dividends received as dividend income in the year of payment; TNP cannot deduct such dividends. If a participant subsequently forfeits the restricted stock, then he or she will be entitled to treat any amount paid for the stock as a short- or long-term capital loss, depending on his or her holding period. TNP must then recognize as ordinary income the amount of its original deduction with respect to the stock.

         Incentive Stock Options. There will be no federal income tax consequences to either TNP or a participant upon the grant or exercise of an incentive stock option (other than the possible application of alternative minimum tax). The participant will realize a long-term capital gain upon disposition of shares acquired upon exercising the option if the participant holds the shares until the later of (1) two years from the grant option date or
(2) one year from the option exercise date. Otherwise, the difference between the option price and the stock's fair market value when exercised will be taxed as ordinary income in the year of disposition. TNP will receive a deduction equal to the ordinary income that the participant recognizes. Any additional gain generally will be taxed as capital gains with no tax implications to TNP. Incentive stock options having no more than $100,000 aggregate fair market value (determined as of each option's grant date) may become exercisable for the first time in any one year. Amounts exceeding $100,000 generally will be treated as nonqualified options.

         Nonqualified Stock Options. No federal income tax consequences will result to either TNP or a participant upon a nonqualified stock option grant. A participant will recognize ordinary income upon exercising a nonqualified stock option to the extent that the fair market value of the shares acquired exceed their option price. TNP will receive a corresponding deduction upon the participant's exercise of the option. Any gain realized upon a subsequent disposition of the shares will be treated either as a short- or long-term capital gain, depending on the participant's holding period.

         Section 162(m) of the Tax Code. TNP may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either TNP's chief executive officer or is among one of the four other most highly-compensated officers for that year. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. TNP believes that performance-based awards paid to executives under the Incentive Plan will be exempt from the $1,000,000 limitation on deductible compensation.

         Awards that are designed to comply with the performance-based compensation exception are subject to the following maximum annual award amount limitations: (i) 225,000 options and stock appreciation rights; (ii) 75,000 shares of restricted stock; (iii) 90,000 performance shares and units; (iv) $900,000 cash payout with respect to performance shares and units and other stock-based awards; and (v) 120,000 other stock-based award shares. While grants of options and performance shares and units can be structured to qualify for the performance-based compensation exception, restricted stock grants cannot. The Compensation Committee intends to grant Incentive Plan awards designed, in most cases, to qualify for the performance-based compensation exception, unless it determines that noncomplying awards will best serve TNP's interests with respect to a particular award or executive officer. The Board anticipates that tax consequences resulting to TNP and its subsidiaries from nonqualifying compensation, if any, will not be materially adverse. Termination of employment generally will not affect vesting of restricted stock awards if the restricted stock qualifies for tax deductibility under the performance-based exception.

1999 Estimated Benefits

         The following table sets forth the estimated dollar value and number of shares included in the Long-Term Incentive Compensation performance share awards awarded in 1999 for the 1999-2001 performance period. This information is based on participants' salary ranges on the award date and assumes achievement of all pre-established performance goals at the target level and no changes in the management employees participating in the Incentive Plan. The table does not include cash awards made under other incentive plans. Actual awards earned can range from 0% to 200% of the designated award level. The estimated dollar value of plan awards is based on a $30 price per share of TNP common stock and dividend equivalents expected to be $3.48 per share.

             Name               Dollar Value    Number of Shares

Kevern R. Joyce                    $218,567           6,540
Jack V. Chambers                     92,540           2,769
Manjit S. Cheema                     83,383           2,495
John Edwards                         83,383           2,495
Ralph S. Johnson                     83,383           2,495

Executive Group (21 Persons)      $1,216,287         36,394

         The Board of Directors recommends a vote FOR approval of the amendments to the Incentive Plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table summarizes the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of TNP and its subsidiaries (the "Named Executive Officers") for services rendered in all capacities to TNP and its subsidiaries during 1998, 1997 and 1996.

                                            SUMMARY COMPENSATION TABLE
                               Annual Compensation
                                                                        Other Annual          LTIP           All Other
Name & Principal Position            Year     Salary       Bonus(1)   Compensation(2)      Payouts(3)     Compensation(4)

Kevern R. Joyce, President and       1998      $370,525    $340,822          --                $418,151       $25,367
  Chief Executive Officer            1997       355,083     147,000          --                 449,816        25,944
                                     1996       336,500     143,557          --                  --            24,698

Jack V. Chambers, Senior Vice        1998      $223,819    $129,092          --                $249,893       $14,347
  President                          1997       215,733      77,597          --                 268,831        14,794
                                     1996       204,338      79,151          --                  --            13,554

Manjit S. Cheema, Senior Vice        1998      $195,239    $118,488          --                $213,756       $12,775
  President & Chief Financial        1997       183,750      68,378          --                 205,835        12,837
  Officer                            1996       162,296      58,412          --                  --            11,133

John P. Edwards, Senior Vice         1998      $199,202    $111,476          --                $187,634       $16,352
  President (5)                      1997       192,000      68,900          --                 121,128        18,242
                                     1996        81,827      56,903       $20,000                --             5,365

Ralph S. Johnson, Senior Vice        1998      $189,314    $107,586          --                $210,240       $13,870
  President                          1997       182,333      68,212          --                 197,110        13,153
                                     1996       156,730      55,344          --                  --            11,281

------------------------

(1) The 1998 amounts shown in this column are the following awards relating to 1998 and paid in 1999: (a) cash awards under the Management and Broad-Based Short-Term Incentive Plans; and (b) the first installment of an incentive and retention bonus. The Compensation Committee awarded the incentive and retention bonuses as additional compensation to reflect contributions during 1998 and prior years to the improvement in TNP's value to its shareholders. These incentive and retention bonuses are being paid in five equal annual installments. Subsequent installments are subject to the named officer being employed by TNP or TNMP on the scheduled date of the payment. The total amounts of the bonuses to be paid over the five year period are Mr. Joyce -$850,000; Mr. Chambers - $235,000; Mr. Cheema - $235,000; Mr. Edwards - $200,000; and Mr. Johnson - $200,000.
(2) Other Annual Compensation consists primarily of relocation allowances. The officers named in the table received other personal benefits during the years reported; the total value of such benefits did not exceed the lesser of $50,000 or 10% of their respective total annual salaries and bonuses, except as shown in the table.
(3) The 1998 amounts in this column are the value of shares issued and dividend equivalents paid in 1999 under the TNP Long-Term Incentive Compensation Plan for the 1996-1998 performance period. These amounts represent the value of the following numbers of shares, at $37.84 per share, the average of the high and low prices of TNP stock on December 31, 1998, and dividend equivalents of $3.035 per share: Mr. Joyce - 10,229; Mr. Chambers - 6,113; Mr. Cheema - 5,229; Mr. Edwards - 4,590; and Mr. Johnson - 5,143. This payout reflects that TNP exceeded the maximum performance goals set at the beginning of the performance period for total shareholder return relative to the S&P 500 and S&P Electric Company Indices, as described in "Compensation Committee Report on Executive Compensation - Long Term Incentive Compensation." Awards for the 1998-2000 performance period are described below under "Long-Term Incentive Compensation."
(4) The 1998 amounts in this column and the table below consist of the following items earned or paid in 1998: (a) company contributions to TNMP's 401(k) plan; (b) company contributions to the TNMP Deferred Compensation Plan, an unfunded benefit plan that allows eligible employees, including the Named Executive Officers, to defer receipt of salary and bonuses and receive matching Company contributions and interest credits, whenever and to the extent that Internal Revenue Code restrictions limit their participation in the 401(k) plan; and (c) premiums for group life insurance paid by the Company (none of the Named Executive Officers has any cash value rights related to such insurance). The amounts shown for the 401(k) and Deferred Compensation Plans include incentive matching contributions for 1998 paid in 1999.

                       401(k) Plan       Deferred Compensation Plan     Life Insurance Premiums
                       -----------       --------------------------     -----------------------

Mr. Joyce                 $9,275                   $12,262                       $3,830
Mr. Chambers               9,275                     3,729                        1,343
Mr. Cheema                 9,089                     2,272                        1,414
Mr. Edwards                9,275                     2,298                        4,779
Mr. Johnson                9,275                     1,724                        2,871

(5)  Mr. Edwards joined TNP and its subsidiaries on July 1, 1996.

Long-Term Incentive Compensation

         The following table contains information about awards made in 1998 of long-term stock incentive opportunities made under the TNP Equity Incentive Plan to the Named Executive Officers for the 1998-2000 performance period.

           EQUITY INCENTIVE PLAN - LONG-TERM INCENTIVE AWARDS IN 1998

                                                         Estimated Payout at End of Period(2)
                                                  ----------------------------------------------------
                               Performance
         Name              Period until Payout        Threshold        Target (1)           Maximum
------------------------ ------------------------- ----------------- ----------------  ------------------

Kevern R. Joyce                  1998-2000            2,072 shares      4,144 shares        6,216 shares
Jack V. Chambers                 1998-2000            1,194 shares      2,389 shares        3,583 shares
Manjit S. Cheema                 1998-2000            1,076 shares      2,152 shares        3,228 shares
John P. Edwards                  1998-2000            1,076 shares      2,152 shares        3,228 shares
Ralph S. Johnson                 1998-2000            1,076 shares      2,152 shares        3,228 shares

(1) The target number of shares was based on (i) the following percentages of the Named Executive Officers' respective base salary midpoints: Mr. Joyce - 40%; Messrs. Chambers, Cheema, Edwards and Johnson - 35%.; and (ii) the average of the high and low prices of TNP common stock on the NYSE on January 2, 1998, $33.16.
(2) The awards listed in the table relate to the performance period from January 1, 1998 through December 31, 2000. Payouts will occur in early 2001 and will be based on the level of attainment of two equally weighted performance goals measuring the total return during the performance period of TNP common stock relative to the S&P 500 and the S&P Electric Company Indices. Payouts can range from 0% (if neither performance goal is achieved) to 150% of the target number of shares. At payout, Plan participants will receive the stock awards and dividend equivalents, paid in cash. Based on dividends paid in 1998 and assuming that the current quarterly dividend rate will remain in effect for the remainder of the performance period, plan participants would receive dividend equivalent payments of $3.42 per share of stock awarded at payout. See "Compensation Committee Report on Executive Compensation - Incentive Compensation."

Pension Plan

         Effective October 1, 1997, TNMP amended its pension plan to change it to a cash balance retirement plan. As amended, the pension plan provides benefits based on an account balance rather than a formula-based benefit. Before that date, the pension plan was a noncontributory defined benefit plan. Employees who, as of October 1, 1997, were at least 50 years of age and had at least 10 years of service, can be "grandfathered" in the prior pension plan, and will receive benefits under the plan that provides the better retirement payments.

         The amended pension plan bases its benefits on an employee's account balance when he or she retires or leaves the company. An employee's initial account balance was based on his or her accrued pension benefits under the pre-amendment plan. The account balance will grow as TNMP adds benefit credits consisting of a percentage of compensation and interest credits based on one-year Treasury bill rates. All employees are eligible to participate in the pension plan. All Named Executive Officers will participate in the pension plan.

         The following table sets forth information concerning annual benefits payable upon normal retirement at age 65 to TNP and TNMP employees under the pre-amendment pension plan, and reflects the "grandfathered" benefit formula for individuals retiring in 1998 with the years of service indicated.

                                                  PENSION PLAN TABLE
                                                              Years of Service
                          ------------------------------------------------------------------------------------------
   Remuneration (1)            15              20              25              30            35              40
-----------------------   -------------   --------------  --------------   -----------   -----------    -----------

       $125,000             $ 27,771         $ 37,028      $  46,285       $ 55,542        $ 64,799      $ 72,924
        150,000               34,146           45,528         56,910         68,292          79,674        89,424
        175,000               40,521           54,028         67,535         81,042          94,549       105,924
        200,000               46,896           62,528         78,160         93,792         109,424       122,424
        250,000               59,646           79,528         99,410        119,292         139,174       155,424
        300,000               72,396           96,528        120,660        144,792         168,924       188,424
        350,000               85,146          113,528        141,910        170,292         198,674       221,424
        400,000               97,896          133,528        163,160        195,792         228,424       254,424
        450,000              110,646          147,528        184,410        221,292         258,174       287,424
        500,000              123,396          164,528        205,660        246,792         287,924       320,424

(1) Benefits shown do not take into account limits under Sec.415 of the Internal Revenue Code of 1986, as amended (the "Tax Code") or the $160,000 salary cap in effect after 1996, resulting from Tax Code Sec.401(a)(17) limits. Consequently, a portion of the benefits would be paid from the Excess Benefit Plan (as defined below).

         Annual contributions to the pre-amendment pension plan are computed on an actuarial basis and cannot be calculated readily on a per person basis. Benefits for each eligible employee under the old formula are based on his or her years of service computed through the month of his or her retirement, multiplied by a specified percentage of his or her average monthly compensation for each full calendar year of service completed after 1992. TNMP made no contribution to the pension plan for 1998.

         Pension plan benefits are not subject to reduction for Social Security benefits, but are subject to reduction for retirement prior to age 62.

         Highly compensated employees whose pensions are subject to being reduced to an amount below what the pension plan otherwise would provide as a result of compliance with Tax Code Secs. 415 and 401(a)(17), and whom the Board of Directors designate as eligible, may also participate in TNP's "Excess Benefit Plan." The Board has designated 24 active or retired employees as eligible to participate in the Excess Benefit Plan, including the Named Executive Officers and three retired employees now receiving excess benefit payments. Amounts paid as long-term incentive compensation pursuant to the TNP Equity Incentive Plan or other plans will be included in the remuneration base for pension and Excess Benefit Plan purposes. TNMP owns policies insuring the lives of the Excess Benefit Plan participants; policy proceeds are payable to TNMP to reimburse it for its payments to the retirees.

         As of December 31, 1998, the Named Executive Officers were credited with the years of service set forth in the following table. Executive pension benefits are computed actuarially.

             Name                               Years of Credited Service

             Kevern R. Joyce                           17 years(1)
             Jack V. Chambers                      19 years, 11 months
             Manjit S. Cheema                       4 years, 6 months
             John P. Edwards                           21 years(1)
             Ralph S. Johnson                          20 years(1)
------------------------

(1) TNMP has credited each of Messrs. Joyce, Edwards and Johnson with additional years of service, including years before joining TNP and TNMP, for purposes of determining their retirement benefits under the TNMP Excess Benefit Plan. Each who is employed by TNP or TNMP at age 65 will be credited with a total of 30 years of service; this number will be reduced by one year for each year that his retirement precedes age 65. Each was or will be vested in these benefits upon three years of employment with TNP and TNMP. Excess Benefit Plan benefits that each receives will be reduced by the amount of any retirement payments that he receives from the TNMP pension plan and from other employers. Any who retires before age 55 and five years of service will receive no benefits , unless there is a change in control of TNP or TNMP. If there is a change in control, the benefits to each will be fully vested and accrued as of either the date of the change in control or as of his 62nd birthday, whichever date provides the greater benefit.

Severance Agreements and Arrangements

         TNMP has entered into employment severance contracts with its officers and other key personnel. The principal purpose of these contracts is to encourage retention of management and other key personnel required for the orderly conduct of TNP's business during any threatened or pending acquisition of TNP or TNMP and during any ownership transition. Agreements between TNP and its officers under which TNP has made its incentive compensation plan awards also contain provisions relating to payment of incentive plan awards in the event the employee is terminated in connection with a change of control of TNP.

         The agreements between the Named Executive Officers provide that a Named Executive Officer will receive severance compensation if, following a change of control of TNP or TNMP, his employment is terminated or he suffers other adverse treatment. A change in control includes, among other things, certain substantial changes in the corporate structure, ownership, assets, existence, or Board of Directors of either entity. The Named Executive Officers' employment severance contracts provide for lump sum compensation payments equal to three times their current annual salaries and other rights. Their incentive plan award agreements provide for payment of long-term and short-term incentive awards at the target level. In addition to payments under these agreements, the Named Executive Officers would receive any remaining unpaid balance of the incentive and retention bonus awarded in early 1999 upon involuntary termination.

         The TNMP officers' employment severance contracts have three-year terms; those of other key personnel have two-year terms. TNP's Board of Directors periodically reviews the contracts and determines whether to extend them for an additional year, in effect returning them to their original three- or two-year term with each review. TNP's Board of Directors, acting through its Compensation Committee, last reviewed the contracts in February 1998. The current contracts of the Named Executive Officers expire in February 2001.

         The incentive plan award agreements are awarded annually and expire when the awards under the agreements are paid out. The agreements between TNP and the Named Executive Officers have three-year terms.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires TNP's and TNMP's directors and executive officers to file reports of beneficial ownership and changes in ownership of TNP's equity securities with the Securities and Exchange Commission and the NYSE. All such reports were filed on time, except for the Form 3 of Michael Matte, the Vice President of Business Development of TNP, which was filed late.


Compensation Committee Report on Executive Compensation

         The Compensation Committee furnishes the following report on executive compensation for 1998.

         Compensation Philosophy and Strategy. The Committee believes that executives' compensation should be competitive with other companies in the electric utility industry, and that executives should be rewarded when TNP's operations and financial returns reflect above-average performance and continuing improvement in operations, customer satisfaction and shareholder value.

         The key components of executives' regular compensation are a base salary, annual incentive compensation and long-term incentive compensation. The compensation package enables TNP to meet the requirements of the competitive market in which it operates, while ensuring that the executives are compensated in a way that advances both the short-term and long-term interests of shareholders. Under this approach, compensation for these officers involve a high proportion of pay that is "at risk," namely, the short-term and long-term incentive compensation.

         The Committee relates total compensation levels for TNP's executive officers to the total compensation paid to similarly situated executives of a peer group of companies, both within and outside of the electric utility industry, that are of a similar size and have performance characteristics similar to TNP. TNP has selected the executive compensation Peer Group under an outside consulting firm's counsel. Some of these companies are also included in the S&P Electric Company Index found under the caption "Performance Graph," below.

         Total compensation is targeted to approximate the median of the peer group. However, because of the performance-oriented nature of the incentive programs, total compensation may exceed market norms when TNP exceeds its targeted performance goals. Likewise, total compensation may lag the market when TNP does not achieve its performance goals.

         The Committee also reviews the Company's longer-term performance as compared to the average performance of the peer group, and, where appropriate, takes such relative performance into account in determining future compensation levels.

         Base Salary. The Committee determines salaries for all officers annually, based on the review of each executive's level of responsibility, experience, expertise, sustained corporate performance and, in the case of officers other than the Chief Executive Officer, upon the recommendation of the Chief Executive Officer. Based on competitive market data supplied by an independent consultant, executive salaries approximate the Peer Group median level.

         Annual Incentive Compensation. Executive officers and key employees participate in the TNP Short-Term Incentive Compensation program and are eligible to receive annual cash incentive awards if certain specified objectives are met. Awards for 1998, which were paid in early 1999, were based on financial measures of cash value added and factors measuring customer satisfaction, system reliability and safety, and other measures of individual and departmental performance. These measures were weighted depending upon the executive officer's area of responsibility. Compensation objectives were generally above target for 1998.

         In addition, all full-time employees, including executive officers, participate in the TNP Broad-Based Incentive Compensation Plan and are eligible to receive annual cash incentive awards. The performance criteria for these awards were the same as for the Short-Term Incentive Compensation awards. Compensation objectives for this Plan were above target for 1998.

         In 1998, a portion of TNP's matching contribution to its 401(k) retirement plan for employees was related to the performance of the cash value added goal. The cash value added performance achieved for 1998 was between the target and maximum goals. Accordingly, TNP made an incentive matching contribution to the 401(k) accounts of eligible participants, including executive officers, equal to approximately 93% of the total amount that TNP matched during 1998 as part of its regular employee benefits.

         Long-Term Incentive Compensation. Long-term incentive compensation awards are granted for a three-year performance period. Awards are expressed as a percentage of the individual's salary range midpoint and, if earned, are paid in TNP stock at the end of the period. At the beginning of the period, the Committee approves a payout schedule based on prescribed financial performance. Performance targets for awards made in 1998 for the 1998 - 2000 performance cycle are a total shareholder return that exceeds the 55th percentile of both the S&P 500 Index and the S&P Electric Company Index. If both target levels are reached, payout will equal 100% of the amount granted at the beginning of the period. Performance above or below pays more or less than the target amount, based on the schedule. The maximum amount payable is 150% of the amount granted, and the minimum is 0%. Award recipients do not receive any portion of an award related to a particular objective unless a minimum threshold for that objective has been achieved. Recipients also receive dividend equivalents, payable in cash, for the stock that they earn.

         The payout for awards made for the 1996-1998 performance period occurred in January 1999. The exemplary shareholder return relative to the S&P 500 and S&P Electric Company Indices during that period resulted in the maximum possible payout.

         Special Incentive and Retention Bonus. In early 1999 the Compensation Committee voted to award a special incentive and retention bonus to officers and certain key employees as additional compensation to reflect their contributions to the improvement in TNP's value to its shareholders during 1998 and previous years. For the officers named in the Executive Compensation Table elsewhere in this proxy statement, the bonus consists of five equal annual installments, the first of which was paid in January 1999. The payment of the remaining installments, which will occur during January of the four successive years, is subject to such officers' continuing employment by TNP at the anniversary date of the Compensation Committee's vote to award the special bonus. An officer would receive the unpaid balance of the bonus if he or she is terminated after a change in control of the company. The amount of such bonuses was calculated based on competitive market data supplied by an independent consultant.

         Compensation of Chairman and Chief Executive Officer. Mr. Joyce participates in the same executive compensation plans that cover the other executive officers, determined according to the same compensation philosophy and principles.

         Each year, Mr. Joyce and the Board of Directors agree on a set of personal and strategic company objectives. The Committee reviews Mr. Joyce's performance against those objectives at year end. The review includes a detailed analysis of the short- and long-term financial results as well as progress towards TNP's strategic objectives. The Committee oversees this review and makes appropriate adjustments to Mr. Joyce's compensation. For 1998, the Committee, with the participation of all outside directors, determined that the results for TNP for the year were outstanding.

         The Committee increased Mr. Joyce's base salary from $357,100 to $375,000, effective March 1, 1998. It has increased his base salary to $395,000, effective March 1, 1999. In setting Mr. Joyce's salary, the Committee, with the participation of all outside directors, determined that critical goals were achieved and that the results for TNP for the year were outstanding.

         For 1998, Mr. Joyce's short-term incentive award was paid above his target level because the Company significantly exceeded the target cash value added objective and operations objectives for 1998. He was awarded a short-term incentive compensation bonus of $151,700 and received $19,200 under the all-employee plan.

         In January 1999, Mr. Joyce received a payout of 10,229 shares of TNP common stock and dividend equivalents of $31,045 under the long-term incentive plan for the 1996-1998 long-term incentive performance period. This payout reflected strong TNP shareholder return relative to the S&P 500 and the S&P Electric Company Indices, and was at the maximum possible payout for that period.

         In January 1999, Mr. Joyce received $170,000 as the first installment of the special incentive and retention bonus awarded by the Compensation Committee, relating to his performance in 1998. The total amount of the bonus awarded is $850,000. Mr. Joyce will receive the remaining four installments in January of the next four years, subject to his being employed by TNP at the anniversary date of the Compensation Committee's action awarding the bonus.

         Internal Revenue Code Sec.162(m). Internal Revenue Code Section 162(m) limits tax deductions for executive compensation to $1 million. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. The Committee's policy with respect to the deductibility limit of Section 162(m) generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of TNP and its shareholders. However, the Committee reserves the right to authorize the payment of nondeductible compensation if it deems that is appropriate.

                 Compensation Committee

                 John A. Fanning                    Sidney M. Gutierrez
                 J. R. Holland, Jr.                 Harris L. Kempner, Jr.
                 Dennis H. Withers

         The Compensation Committee Report on Executive Compensation and the performance graph that follows will not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that TNP specifically incorporates the information by reference.

Five Year Comparison of Cumulative Total Return

         The graph below shows TNP's performance relative to the S&P Electric Company Index and the S&P 500 Index. The graph spans TNP's last five years, assumes that $100 is invested at the close of trading on December 31, 1993, and is calculated assuming quarterly reinvestment of dividends.

          (Performance Graph reflecting tabular data set forth below)

----------------------------------------- -------- -------- -------- -------- -------- --------
                                           1993     1994     1995     1996     1997     1998
----------------------------------------- -------- -------- -------- -------- -------- --------

TNP Enterprises, Inc.                       100       98      129      196      248      292
S&P 500 Index                               100      100      139      171      229      294
S&P Electric Company Index                  100       81      107      106      134      155
----------------------------------------- -------- -------- -------- -------- -------- --------


                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of TNP's common stock as of March 15, 1999, for (i) each incumbent director and each nominee for director, (ii) the Named Executive Officers, (iii) all directors and officers of TNP and TNMP as a group, and (iv) persons known to management to beneficially own more than 5% of TNP's common stock. Except as otherwise noted, each named individual or family member has sole voting and investment power with respect to such shares.

                                                            Amount and Nature             Percent of
          Name of Beneficial Owner                        of Beneficial Ownership           Class

            R. Denny Alexander                                        2,600                   *
            John A. Fanning                                           2,500                   *
            Sidney M. Gutierrez                                       2,262                   *
            J. R. Holland, Jr.                                        1,575                   *
            Kevern R. Joyce                                          22,480                   *
            Harris L. Kempner, Jr.                                    2,500(1)                *
            Carol D. Surles                                           1,575                   *
            Larry G. Wheeler                                            534                   *
            Dennis H. Withers                                         2,600                   *
            Jack V. Chambers                                         31,485                   *
            Manjit S. Cheema                                         11,782(2)                *
            John P. Edwards                                           6,638                   *
            Ralph S. Johnson                                         14,776                   *
            All directors and officers
             as a group (25 persons)                                180,410                  1.3%

            The Vanguard Group(3)                                 1,198,972                  9.0%
            Putnam Investments, Inc.(4)                             859,000                  6.4%
            Scudder Kemper Investments, Inc. (5)                    732,235                  5.5%

------------------------
*Less than 1%.
(1) Includes 200 shares that Mr. Kempner's wife owns, beneficial ownership of which Mr. Kempner disclaims.
(2) Includes 1,462 shares held by Mr. Cheema's wife, beneficial ownership of which he disclaims.
(3) This amount is as of January 31, 1999. The address of The Vanguard Group is P.O. Box 2900, Valley Forge, Pennsylvania 19482. The Vanguard Group holds all shares included in the table as trustee of the TNMP and Facility Works, Inc. 401(k) plans.
(4) The address of Putnam Investments, Inc. ("PI") is One Post Office Square, Boston, Massachusetts 10036. PI is the parent holding company of Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC"), both of which are investment advisers registered under the Investment Advisers Act of 1940, and both of whose addresses are One Post Office Square, Boston, Massachusetts 10036. Neither PI, PIM nor PAC have any voting or sole dispositive power over the shares included in the table. PI has shared dispositive power over all the shares. PIM has shared dispositive power with respect to 851,000 shares, and PAC has shared dispositive power with respect to 8,000 shares. Each holds their respective shares on behalf of their investment advisory clients. The parent holding company of PI is Marsh & McLennan Companies, Inc., the address of which is 1166 Avenue of the Americas, New York, New York 10036. The information included in the table and this note is derived from a joint report on
     Schedule 13G dated February 11, 1999, filed with the Securities and Exchange Commission.
(4) The address of Scudder Kemper Investments, Inc. ("SKI") is 345 Park Avenue, New York, New York. SKI has sole voting power over 432,595 shares, shared voting power over 283,000 shares, and sole dispositive power over all the shares. SKI is an investment adviser registered under the Investment Advisers Act of 1940. The information included in the table and this note is derived from a joint report on Schedule 13G dated February 11, 1999, filed with the Securities and Exchange Commission.

                                  OTHER MATTERS

         Proxy Solicitation. The Company will bear all costs of proxy solicitation. Proxies may be solicited by mail, in person or by telephone or facsimile transmission by officers, directors and regular employees of the Company. The Company may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

         Shareholder list. TNP will maintain a list of the shareholders entitled to vote at the annual meeting at its corporate offices at 4100 International Plaza, Fort Worth, Texas. The list will be open for examination by any shareholder, during regular business hours, for a period of 10 days prior to the annual meeting. The list will also be available during the meeting itself.

         Annual Report. TNP is sending its 1998 Summary Annual Report to Shareholders with this Proxy Statement. The 1998 Summary Annual Report is not part of the proxy solicitation material. It covers operations of TNP and Texas New-Mexico Power Company, its wholly owned electric utility subsidiary. You may obtain a copy of TNP's Annual Report on Form 10-K (without exhibits) for the year ended December 31, 1998, at no charge by writing Sheryl Lewis, Investor Relations, TNP Enterprises, Inc., 4100 International Plaza, Fort Worth, Texas. In addition, TNP's Annual Report on Form 10-K is available via the Internet at its World Wide Web site (www.tnpe.com), and at the World Wide Web site of the Securities and Exchange Commission (www.sec.gov).

         Change of Certifying Accountants. On February 18, 1997, the Board of Directors, upon the recommendation of its Audit Committee, approved the engagement of Arthur Andersen as the Company's new independent accountants. The previous independent accountants, KPMG Peat Marwick LLP ("KPMG") were dismissed as the Company's independent accountants effective March 7, 1997, the date of the filing of the 1996 Annual Report on Form 10-K. This change of certifying accountants occurred after an analysis and review of existing services, and the receipt of competitive proposals for external auditing services.

         KPMG's reports on the Company's consolidated financial statements for 1996 contained no adverse opinions or disclaimers of opinion, and were not qualified as to uncertainty, audit scope or accounting principles. During 1996 and through the date of KPMG's dismissal, there were, other than as described below, no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to KPMG's satisfaction, would have caused it to make a reference in connection with its reports to the subject matter of the disagreements. A disagreement occurred in early February 1997 that arose out of senior-level discussions regarding when the Company should report the accounting effect of the tentative settlement, reached January 30, 1997, of litigation between TNMP and Jackson National Life Insurance Company. The Audit Committee discussed the subject matter of the disagreement with KPMG, and the issue was resolved to KPMG's satisfaction.

         During discussions on this issue, the Company communicated to KPMG that two other accounting firms disagreed with KPMG's conclusions. On February 5, 1997, the Company informally discussed the potential effects of this settlement with Arthur Andersen, in anticipation of their appointment as TNMP's auditors for 1997, but relied upon a TNMP staff member's previous experience with regard to the expressed views of another accounting firm. The Company did not request from Arthur Andersen or any other accounting firm a formal opinion on KPMG's conclusions on the accounting of this transaction.

         During 1997, in connection with its audit of the Company's 1996 consolidated financial statements, KPMG informed the Company of a material weakness in the internal control structure of a newly formed non-regulated subsidiary. Management took steps to correct this weakness.

         Except as described in the preceding paragraph, during 1996 and through the date of its dismissal, there were no other reportable events with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that were not resolved to KPMG's satisfaction. As defined by Securities and Exchange Commission regulations, "reportable events," with respect to KPMG and TNP, would be: (1) KPMG advising TNP that internal controls necessary for the Company to develop reliable financial statements do not exist; (2) KPMG advising TNP that information had come to its attention that had led it to no longer be able to rely on management's representations or that made it unwilling to be associated with the financial statements prepared by management; (3) (a) KPMG advising TNP of the need to expand significantly the scope of its audit, or that information had come to its attention that, if further investigated, may (i) materially impact the fairness of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering 1996; or (ii) cause it to be unwilling to rely on management's representations or be associated with TNP's financial statements, and (b) due to KPMG's dismissal, or for any other reason, KPMG did not so expand the scope of its audit or conduct such further investigation; and (4) KPMG advising TNP that information had come to its attention and that it had concluded that the new information materially impacted the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the 1996 financial statements.

         TNP and TNMP authorized KPMG to respond fully to inquiries of Arthur Andersen concerning the subject matter of the disagreement described above.

         Shareholder Recommendations of Directors. If a shareholder wishes to formally nominate a candidate for the Board, TNP's bylaws require generally that a shareholder deliver a nomination in writing to the committee from 30 to 60 days before the anniversary of the notice of the preceding year's annual shareholders' meeting, with certain exceptions. The nomination notice must include the shareholder's name and address, the class and number of TNP shares that the shareholder owns beneficially and of record and the date on which each was acquired, information about the nominee that satisfies applicable requirements of Regulation 14A under the Securities Exchange Act of 1934, and the nominee's consent.

         Shareholder Proposals. Any TNP shareholder who desires to present a proposal for consideration at next year's annual meeting must deliver the proposal to TNP's principal executive offices no later than November 30, 1999, unless TNP notifies the shareholders otherwise. Only those proposals that are proper for shareholder action may be included in TNP's proxy statement. Written requests for inclusion should be addressed to Corporate Secretary, TNP Enterprises, Inc. 4100 International Plaza, Fort Worth, Texas 76109.

                                                               Kevern R. Joyce,
                                          President and Chief Executive Officer
Fort Worth, Texas
March 30, 1999

                                    APPENDIX




                       1998 ANNUAL REPORT TO SHAREHOLDERS

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES
                 TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
       Combined Annual Report for the Fiscal Year Ended December 31, 1998


                                TABLE OF CONTENTS

GLOSSARY OF TERMS ......................................................... A-2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS........................................ A-3
Competitive Conditions..................................................... A-3
Results of Operations...................................................... A-4
Liquidity and Capital Resources............................................ A-7
Other Matters.............................................................. A-8

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
     TNP Enterprises, Inc. and Subsidiaries................................ A-11
     Texas-New Mexico Power Company and Subsidiaries....................... A-12

INDEPENDENT AUDITORS' REPORT
     TNP Enterprises, Inc. and Subsidiaries................................ A-13
     Texas-New Mexico Power Company and Subsidiaries....................... A-14

TNP ENTERPRISES, INC. AND SUBSIDIARIES
     Consolidated Statements of Income, Three Years Ended December 31,
      1998................................................................. A-15
     Consolidated Statements of Cash Flows, Three Years Ended December 31,
      1998................................................................. A-16
     Consolidated Balance Sheets, December 31, 1998, and 1997.............. A-17
     Consolidated Statements of Capitalization, December 31, 1998,
      and 1997............................................................. A-18
     Consolidated Statements of Common Shareholders' Equity, Three Years
      Ended December 31, 1998.........................................      A-19

TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
     Consolidated Statements of Income, Three Years Ended December 31,
      1998................................................................  A-20
     Consolidated Statements of Cash Flows, Three Years Ended December 31,
      1998................................................................  A-21
     Consolidated Balance Sheets, December 31, 1998, and 1997.............  A-22
     Consolidated Statements of Capitalization, December 31, 1998,
      and 1997............................................................  A-23
     Consolidated Statements of Common Shareholders' Equity, Three Years
      Ended December 31, 1998...............................................A-24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................  A-25
SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA - TNP......................  A-38

                      TNP ENTERPRISES INC. AND SUBSIDIARIES
                 TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

 Combined Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1998


                                Glossary of Terms

     As used in this combined report, the following abbreviations, acronyms, or capitalized terms have the meanings set forth below:

Abbreviation, Acronym,
 or Capitalized Term                           Meaning
----------------------                       -----------
AFUDC ................. Allowance for borrowed funds used during  construction
Bond Indenture......... Document  pursuant to which FMBs are issued
Clear Lake ............ Clear  Lake  Cogeneration  Limited  Partnership
EPE ................... El Paso Electric  Company
EPS ................... Earnings  (loss) per share of common stock
ERCOT.................. Electric Reliability Council of Texas
FWI.................... Facility Works, Inc., a wholly owned subsidiary of TNP
FERC .................. Federal  Energy  Regulatory  Commission
FMB(s)................. One or more  First Mortgage Bonds issued by TNMP
GWH ................... Gigawatt-Hours
IRS ................... Internal  Revenue Service
ITC ................... Investment Tax Credits
KWH ................... Kilowatt-Hours
MW .................... Megawatts
MWH ................... Megawatt-Hours
NMPRC.................. New Mexico Public  Regulation  Commission
NMPUC.................. New Mexico Public Utility Commission
PPM.................... PPM America,  Inc.
PUCT................... Public  Utility  Commission of Texas
SPS ................... Southwestern  Public  Service  Company
SFAS .................. Statement  of Financial  Accounting Standards
TEP ................... Tucson  Electric  Power Company
TGC ................... Texas Generating Company, a wholly owned subsidiary  of
                        TNMP
TGC II................. Texas  Generating  Company II, a wholly owned subsidiary of TNMP
TNP One................ A  two-unit,  lignite-fueled, circulating fluidized-bed generating plant located in Robertson County, Texas
TNMP................... Texas-New Mexico Power Company, a wholly owned subsidiary of TNP
TNP ................... TNP Enterprises, Inc.
Transition Plan........ TNMP's transition-to-competition plan in Texas
TU..................... Texas Utilities Electric Company
Unit 1................. The first electric generating unit of TNP One
Unit 2................. The second electric generating unit of TNP One
Y2K  .................. The Year 2000 Issue

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
        CONDITION AND RESULTS OF OPERATIONS.

           SIGNIFICANT EVENTS AND KNOWN TRENDS AFFECTING TNP AND TNMP

Competitive Conditions

     The electric utility industry continues its transition toward an environment of increased competition. TNMP expects the portions of operations pertaining to transmission and distribution to continue to be regulated. Pressures that underlie the movement toward increasing competition are numerous and complex. They include legislative and regulatory changes, technological advances, consumer demands, greater availability of natural gas, environmental needs, and other factors. The increasingly competitive environment presents opportunities to compete for new customers, as well as the risk of loss of existing customers.

     The most significant effect of competition on TNMP, as well as other utilities, will be the ability to recover potential stranded costs. "Stranded costs" is the difference between what it costs TNMP to provide energy and what a customer would be willing to pay for energy in a competitive market. The inability to recover a significant portion of stranded costs would adversely impact TNP's and TNMP's financial condition. In Texas, TNMP's potential stranded cost relates to TNP One, its 300 MW generating unit, and could potentially be more than $270 million. In New Mexico, TNMP's potential stranded cost relates to its fixed purchased power contracts. As of December 31, 1998, TNMP had reserved $3.4 million for its potential stranded costs in New Mexico. Additional stranded costs could potentially be zero to $7 million, depending on the market price of purchased power at the onset of competition.

     Legislators in both Texas and New Mexico have introduced bills that propose to open the business to competition. The bills also address recovery of stranded costs. In Texas, TNMP's Transition Plan includes provisions for modifying the plan so that it conforms to subsequently enacted legislation

     The following discusses TNMP's strategy to transition to competition and to provide TNMP the ability to recover its potential stranded costs in Texas and New Mexico. Although the recoverability and amount of stranded costs is uncertain, management realizes there is some risk that shareholders may be required to share the financial burden of stranded costs with customers.

   Texas Transition Plan

     On July 22, 1998, the PUCT approved TNMP's Transition Plan, and issued a final order documenting its approval on November 7, 1998. The Transition Plan includes a number of provisions that impact TNMP's financial results. They are:

           - TNMP will implement a series of residential and commercial rate reductions totaling 9% and 3%, respectively, during a five-year transition period. The first rate reductions for residential and commercial customers of 3% and 1%, respectively, were implemented retroactive to January 1, 1998. The remaining reductions will be effective in January of 2000 and 2001.

           - TNMP's earnings on its Texas operations are capped at an 11.25% return on equity less assumed discounts on industrial rates, which, for 1998, were $4.1 million. In 1999, the discounts are expected to be approximately $2.9 million. TNMP will apply Texas earnings in excess of the cap to recover stranded costs related to its generation investment (TNP One) or will refund them to customers, according to PUCT guidelines.

           - The Plan includes a cap on allowed operating and maintenance expenses applicable to TNMP's Texas operations based on cost incurred per customer in 1996.

           - TNMP will record $15 million of additional depreciation annually during 1999-2002 to recover stranded costs.

           - Finally, the manner in which TNMP recovers the cost of purchased power from its customers has changed. In the past, all of these costs were passed directly through to TNMP's customers via adjustment factors that could change as often as monthly. Under this methodology, purchased power expense had no impact on operating income. Effective with the new rates under the Transition Plan, only the energy-related portion of purchased power will be passed through directly to customers via the fuel adjustment clause. The demand-related portion of purchased power will be recovered through base rates and is not subject to adjustment or future reconciliation. Therefore, any difference, between the amount of demand-related purchased power recovered through TNMP's rates and the actual cost of such, will affect operating income.

     Absent legislation implementing retail competition, at the end of the five-year transition period, TNMP shall file with the PUCT a proposal to voluntarily implement retail access, contingent upon the approval of an appropriate mechanism for recovery of any remaining stranded costs. The PUCT has committed to full recovery of stranded costs if they are quantified using a market-based methodology, TNMP offers retail access, and stranded costs are allocated fairly to all customers.

     During the year ended December 31, 1998, the Transition Plan reduced TNMP's operating income as summarized in the table below (amounts in thousands except per share items):

                                                                Pre-tax amounts              Per share

                  One-time charges:
                     Costs to implement the plan                   $  3,300                   $ 0.17
                     One-time customer refund                         1,447                     0.06
                                                                   --------                   ------
                         Subtotal                                     4,747                     0.23
                                                                   --------                   ------

                   1998 impacts:
                     Rate structure change                            9,940                     0.49
                     Lower recovery of demand
                      purchased power expenses                        7,548                     0.37
                                                                   --------                   ------
                         Subtotal                                   $17,488                     0.86
                                                                    -------                   ------

                         Total effect of the plan                   $22,235                   $ 1.09
                                                                   ========                   ======

     The combination of the one-time customer refund and implementing the rate structure change reduced operating revenue by $11.4 million (pre-tax). TNMP's earnings for the year ended December 31, 1998 did not exceed the earnings cap imposed by the Transition Plan. The Transition Plan includes a provision that allows the PUCT to review TNMP's earnings and the related earnings cap.

   New Mexico Community Choice

     On April 11, 1997, the NMPUC approved TNMP's plan for transition to competition in its New Mexico service territory, called Community Choice. TNMP implemented Community Choice effective May 1, 1997. Community Choice provides TNMP's customers the right to choose their electricity provider after a three-year transition period. The plan freezes rates (including the recovery of purchased power) during the transition period, and allows for customer aggregation based on market forces. As of December 31, 1998, TNMP had reserved $3.4 million for its potential stranded costs in New Mexico.


   Impact of Competition on TNMP

     In addition to pursuing the satisfactory resolution of the stranded cost issue, TNMP is pursuing strategies to retain and attract new customers. TNMP's competitive position has been strengthened with the PUCT open access to transmission rule. Management believes TNMP's revenue growth opportunities are through an increased customer base and new services.

     As noted above, the Transition Plan changes the way TNMP recovers the demand component of purchased power. The change increases the risk that TNMP will have to absorb increases in the demand cost of purchased power, while at the same time it allows TNMP to retain the benefit of savings realized from lowering these costs. TNMP is actively managing its resources to optimize the rewards and diminish the risks in it power supply portfolio.


Results of Operations

   Overall Results

     Income applicable to common stock was $19.3 million for 1998, compared to $29.5 million in 1997. The 1998 results included the effect of FWI's discontinued operations of $12.7 million, and costs to implement the transition plan of $3.0 million. The 1997 results included a $12.9 million loss associated with FWI's discontinued operations. Exclusive of one-time items, the 1998 earnings were $35.0 million, a $7.4 million decrease as compared to the 1997 earnings of $42.4 million.

     Income applicable to common stock was $22.9 million in 1996. Results for 1996 included a $3.1 million loss associated with FWI's discontinued operations, and a $1.3 million after tax charge for the settlement of litigation associated with the Series T FMB retirement in 1995. Excluding the one-time items, 1997 earnings were $15.1 million higher than 1996 earnings of $27.3 million.

     The following table sets forth results of operations for 1998, 1997, and 1996 and the impact of one-time items:


                                                           1998                    1997                    1996
                                                   ------------------      -------------------      -----------
                                                    Amount      EPS         Amount       EPS        Amount         EPS
                                                   -------    -------     ---------   ---------    ---------      -------
                                                                    (In thousands except per share amounts)

Income applicable to common
    stock before one-time items..................  $  34,969  $  2.65     $  42,403   $    3.24    $  27,283      $ 2.38
                                                   ---------  --------    ----------  ----------   ---------      ------

One-time items, net of income taxes:
    Discontinued operations of FWI...............    (12,710)   (0.96)      (12,883)      (0.98)      (3,097)      (0.27)
    Transition plan costs........................     (2,985)   (0.23)           -           -           -            -
    Series T litigation settlement...............         -         -            -           -        (1,300)      (0.11)
                                                   ---------  --------    ----------   ---------   ----------     ------
       Total one-time items, net................     (15,695)   (1.19)      (12,883)      (0.98)      (4,397)      (0.38)
                                                   ---------  --------    ----------   ---------    ---------     ------

Income applicable to common stock...............   $  19,274    $1.46     $  29,520   $    2.26    $  22,886      $ 2.00
                                                   =========  ========    ==========  ==========   ==========     ======


     Beginning in 1996, FWI's operations included construction and service activities. In late 1997, management reevaluated FWI's strategy and adopted a revised strategy to concentrate on service and maintenance activities and to discontinue the construction segment. In 1998, TNP elected to discontinue all remaining operations of FWI. See Note 3 for additional information regarding the discontinued operations.

   The operations of TNMP  currently  represent  most of TNP's  operations.  The
following   discussion  focuses  on  TNMP's  operations,   except  where  stated
otherwise.

   Operating Revenues

     The following table summarizes the components of operating revenues (in thousands).

                                                                                         Increase (Decrease)
                                                 1998        1997         1996         `98 v. `97  `97 v. `96
                                             ----------   ---------    ----------    ------------ -----------

Operating revenues                           $  586,445   $ 580,693    $  502,737      $   5,752    $   77,956

Purchased power & fuel expenses                 316,911     302,773       243,682         14,138        59,091
                                             ----------   ---------    ----------      ---------     ---------

Base revenues                                $  269,534   $ 277,920    $  259,055      $  (8,386)    $  18,865
                                             ==========   =========    ==========      =========     =========


      Purchased   power  &  fuel   expenses   are   discussed   in  "Results  of
Operations--Operating Expenses."

      The following table summarizes the components of the base revenues increase (decrease) from 1998 to 1997 and from 1997 to 1996 (in thousands).

                                                                                       `98 v. `97   `97 v. `96
                                                                                       ----------   ----------

                       Weather related                                                    $11,711    $    (332)
                       Customer growth                                                      4,896        4,053
                       Reserve for Texas customer refunds                                 (10,971)          -
                       Lower recovery of Texas demand purchased power costs                (7,548)          -
                       Industrial - firm rate sales                                        (9,020)      (2,448)
                       Industrial - Texas economy rate sales                                  148        5,331
                       Transmission revenue                                                   831        8,251
                       Unbilled revenue and other                                           1,567        4,010
                                                                                        ---------    ---------
                            Base revenues increase (decrease)                            $ (8,386)     $18,865
                                                                                         =========     =======

     The base revenue decrease of $8.4 million during 1998 resulted primarily from the implementation of the Texas Transition Plan and the loss of a significant industrial customer (see Note 9). As discussed in Note 2, the Transition Plan had the effect of reducing base rate revenues and reducing recovery of demand purchased power costs. Offsetting the base revenue decrease were increased sales due to hotter than normal weather during the summer, and customer growth in the residential and commercial classes.

     The base revenue increase of $18.9 million during 1997 resulted primarily from implementing the new transmission access rules during 1997, growth in residential and commercial customers, and a full year of operation of its control area in Texas that TNMP implemented on July 31, 1996. The control area is an electrical system that enables TNMP to instantaneously balance its system resources with loads. Implementation of the control area enabled TNMP to enhance its industrial economy rate sales, non-industrial standby revenues, and power marketing sales. The control area also permitted TNMP to replace standby power for TNP One with the purchase of planning reserves.

     The components of GWH sales for 1998 and 1997 are summarized in the following table:

                                                   1998          1997     Variance        %
                                                   ----          ----     --------     -----

         Residential                              2,440         2,251         189        8.4
         Commercial                               1,883         1,772         111        6.3
         Industrial:
           Firm                                     505         1,080        (575)     (53.2)
           Economy                                4,476         4,444          32        0.7
         Power marketing                            425           495         (70)     (14.1)
         Other                                      114           108           6        5.6
                                                 ------       -------     -------      -----
               Total GWH sales                    9,843        10,150        (307)      (3.0)
                                                  =====       =======     =======      =====


     1998 sales decreased 307 GWHs (or 3%), from 1997 levels, due to the movement of a significant industrial customer to self-generation and decreased off-system sales. This decrease was partially offset by increased residential and commercial sales due to hotter-than-normal weather and customer growth.

     As discussed in "Competitive Conditions--Texas Transition Plan" and Note 2, the PUCT approved the Texas Transition Plan during 1998. The Transition Plan includes a five-year transition period, with a series of rate reductions for residential and commercial customers beginning in 1998. The agreement provides for TNMP to recover a portion of its potential stranded costs during the transition period. Also, TNMP's earnings on Texas operations are capped at 11.25% return on equity less assumed discounts on industrial rates, which, for 1998, were $4.1 million. Texas earnings in excess of the cap will be applied by TNMP to recover stranded costs related to its generation investment (TNP One) or refunded to customers. During 1998, TNMP did not have any excess earnings on its Texas operations. This was primarily due to higher than expected demand purchased power costs as discussed in "Operating Expenses - Purchased Power & Fuel."

     As discussed in "Competitive  Conditions--New  Mexico Community Choice" and
Note 2, TNMP implemented its Community Choice plan in New Mexico on May 1, 1997. The plan provides TNMP's customers the right to choose their energy provider after a three-year transition period and freezes rates (including the recovery of purchased power) during the transition period. The rates represent a slight reduction as compared to rates in effect prior to May 1997. The reduced rates have not had a material adverse effect on TNP's or TNMP's financial condition.

     A significant industrial customer in Texas left TNMP's system in February 1998 and replaced the power previously provided by TNMP with power from a cogeneration plant built by a third party wholesale power producer. This customer provided sales of 629 GWH and annual revenues of $28.3 million in 1997 ($10.1 million in base revenues). Purchases by this customer in 1998 were 74 GWH, providing total revenues of $3.1 million and base revenues of $0.9 million.

     During late 1997, TNMP renegotiated with a large industrial customer in New Mexico to continue providing full service until the end of the New Mexico Community Choice transition period (April 30, 2000). Effective January 1, 1999, this customer reduced its firm purchased power commitment by 55%. After the end of the transition period, TNMP will provide firm transmission service to this customer, and this customer can purchase its KWH requirements on the open market. Currently, TNMP is this customer's lowest cost U.S. electric supplier. This customer provided sales of 1,101 GWH and revenues of $39.9 million in 1998 ($11.9 million in base revenues).

   Operating Expenses

     Operating expenses for 1998 were $18.1 million higher than in 1997, due primarily to higher purchased power expenses.

     Operating expenses for 1997 were $72.4 million higher than in 1996, due primarily to higher purchased power expenses stemming from increased sales requirements under agreements with two cogeneration customers and income taxes.


   Purchased Power & Fuel Expenses

   The following table summarizes the components of purchased power and fuel expenses (in thousands).


                                                                                       Increase (Decrease)
                                                1998         1997         1996     `98 v. `97   `97 v. `96
                                             ----------   ----------   ----------  ----------   ---------
Pass-through expenses

   Purchased power                           $  155,679   $  259,605   $  196,481  $ (103,926)  $  63,124
   Fuel                                          38,299       39,676       45,300      (1,377)     (5,624)
                                             ----------   ----------   ----------  ----------   ---------
     Subtotal                                   193,978      299,281      241,781    (105,303)     57,500
   Non pass-through purchased power             121,287        1,438           -      119,849       1,438
   Other                                          1,646        2,054        1,901        (408)        153
                                             ----------   ----------   ----------  ----------   ---------
     Total                                   $  316,911   $  302,773   $  243,682  $   14,138   $  59,091
                                             ==========   ==========   ==========  ==========   =========

    During 1998, purchased power and fuel expenses increased by $14.1 million due to increased purchased power expenses during the hotter-than-normal summer weather, recognition of expenses in compliance with the Transition Plan, and settlement of a billing dispute. As discussed in Note 2, the Transition Plan changes the method of recovering purchased power expenses from customers. Effective January 1, 1998, only the energy-related portion of purchased power is passed through directly to customers via the fixed fuel recovery factor. The demand-related portion of purchased power will be recovered through base rates. Therefore, any difference between the amount of demand-related purchased power recovered through TNMP's rates and the actual costs will affect operating income. Texas demand charges are $98.3 million of the $121.3 million shown above as non pass-through purchased power. Firm purchased power costs in New Mexico account for the remainder. Recovery of demand purchased power in Texas amounted to $90.8 million in 1998, resulting in a reduction of $7.5 million in pre-tax operating income. Prior to January 1, 1998, the majority of purchased power costs were recoverable from customers via a recovery clause.

    During 1997, purchased power and fuel expenses increased by $59.1 million primarily due to additional MWHs purchased to meet increased sales requirements from the agreements negotiated with the two cogeneration customers during the second quarter of 1996.

   Other Operating Expenses

     Other operating expenses in 1998 increased by $6.9 million compared to 1997. This resulted from additional transmission expenses of $3.1 million as compared to 1997, and the $3.3 million write-off of deferred costs related to the Transition Plan, as discussed in "Competitive Conditions--Texas Transition Plan" and Note 2.

     Other operating expenses in 1997 were comparable to 1996. Cost savings from reduced standby expenses resulting from implementation of the control area offset a $2.0 million increase in the Texas transmission expenses.

   Interest Charges

     During 1998, interest charges decreased $3.2 million due primarily to reduced borrowings and lower interest rates on the credit facilities.

     During 1997, interest charges decreased $12.5 million due primarily to the retirement of Series T FMBs in January 1997 and applying cash flow from operations to reduce debt levels. The 11.25% Series T FMBs were retired with lower cost borrowings from the credit facilities and an equity contribution from TNP in late 1996, resulting from its common stock sale.

     In January 1999, TNMP retired its 12.5% secured debentures when they matured. It also issued $175 million of 6.25% Senior Notes due in 2009. Interest charges are expected to continue to decrease during 1999 due to the lower interest rate on the Senior Notes and reduced borrowings against the credit facilities.


Liquidity and Capital Resources

   Sources of Liquidity

     The main sources of liquidity for TNP are cash flow from operations, borrowings from credit facilities and sale of additional common stock.

     TNP's cash flow from operations totaled $72.9 million, $103.9 million and $65.2 million in 1998, 1997 and 1996. Cash flow from operations decreased in 1998 due to increases in purchased power costs and expenses for nonregulated activities. In addition, 1997 cash flow included $20.5 million from the one-time factoring of unbilled accounts receivables. Cash flow from operations increased in 1997 from 1996 due to factoring unbilled receivables and increased base revenues. The changes in TNMP's cash flow from operations mirrored those of TNP.

     TNMP has two existing credit facilities with a total of $100 million of unused borrowings available, as of December 31, 1998. In January 1999, TNMP entered into a third credit facility that provides $35 million of borrowing capacity through April 1999.

     In November 1998, TNP entered into a new credit facility with a total commitment of $50 million, and unused borrowing capacity of $41 million at December 31, 1998. Borrowings under this facility can be used for investing in TNP's subsidiaries, payment of dividends to TNP's shareholders, investing in nonregulated businesses, and other general corporate purposes.

     TNP reserved one million shares of common stock for issuance through a direct stock purchase plan that began in 1997. The plan is designed to provide investors with a convenient method to purchase shares of TNP's common stock directly from the company and to reinvest cash dividends. The plan has replaced TNP's prior dividend reinvestment plan. As of December 31, 1998, the remaining reserve for direct stock purchase plan was 946,000 shares.

   Capital Resources

     TNP's and TNMP's capital structure continued to improve during 1998, as TNMP was able to reduce debt due to continued strong earnings for the year. The equity portion of TNP's capital structure increased from 38.3% at December 31, 1997, to 40.0% at December 31, 1998. Conversely, the long-term debt ratio decreased from 61.3% to 59.6% for the same period. TNMP experienced similar results with its capital ratios.

     TNMP's capital requirements through 2003 are projected to be as follows (amounts in millions):

                                                              1999       2000        2001     2002      2003
                                                            -------   --------    --------  --------   -------

     FMB and secured debenture maturities (see Note 6)      $    -    $  100.0    $     -   $    -     $ 140.0
     Capital expenditures                                      37.7       33.5        33.8     35.3       36.5
                                                            -------   --------    --------  -------    -------

       Total capital requirements                           $  37.7   $  133.5    $   33.8  $  35.3    $ 176.5
                                                            =======   ========    ========  =======    =======

     TNMP believes that cash flow from operations, borrowings in the capital markets, and periodic borrowings under the credit facilities will be sufficient to meet working capital requirements and planned capital requirements through the foreseeable future.

Other Matters

Application of SFAS 71

     As a result of the Energy Policy Act of 1992 and actions of regulatory commissions, the electric utility industry is moving toward a combination of competition and a modified regulatory environment. TNMP's financial statements currently reflect assets and costs based on current cost-based ratemaking regulations in accordance with SFAS 71, Accounting for the Effects of Certain Types of Regulation. Continued applicability of SFAS 71 to TNMP's financial statements requires that rates set by an independent regulator on a cost-of-service basis can actually be charged to and collected from customers.

     In the event that all or a portion of a utility's operations cease to meet those criteria for various reasons, including deregulation, a change in the method of regulation, or a change in the competitive environment for the utility's regulated service, the utility will have to discontinue SFAS 71 for that portion of operations. That discontinuation would be reported by the write-off of unrecoverable regulatory assets and liabilities.

     As discussed in Note 2, as a result of the Community Choice program in New Mexico, TNMP discontinued the application of SFAS 71 to its generation/power supply operations in New Mexico during 1997. The discontinuing of regulatory accounting principles had no effect on TNMP's financial condition. Also, as discussed in "Competitive Conditions--Texas Transition Plan" and Note 2, on July 22, 1998, the PUCT approved TNMP's Transition Plan, and issued a final order documenting its approval on November 7, 1998. The PUCT has committed to full recovery of stranded costs if they are quantified using a market-based methodology, TNMP offers retail access, and stranded costs are allocated fairly to all customers. Rates under the Transition Plan continue to be cost-based, and TNMP will continue to apply SFAS 71 to its Texas generation/power supply operations until it requests, and the PUCT approves authority to implement retail competition.

   Year 2000

     TNMP is actively addressing the Year 2000 Issue (Y2K) throughout its operating and office environments. Many existing computer programs were designed and developed to use only two digits to identify a year in the date field. If not addressed, these computer systems could fail, with possible material adverse effects on TNMP's operations.

     In mid-1997 TNMP's information technology staff began to identify and assess corporate software applications, equipment and operating systems. In early 1998, the project was expanded to include professionals from throughout the company and to identify and assess embedded systems. TNMP's project to analyze Y2K has included the following phases: identification, assessment, remediation/implementation and testing.

     In its analysis to identify and assess Y2K impact on company systems, TNMP has conducted extensive studies to analyze the impact of Y2K on all operating systems. As a result of these studies, TNMP has developed a Y2K mitigation plan. The plan requires TNMP to amend, replace, or upgrade most of its primary corporate information systems, some of which were already being replaced or upgraded pursuant to a previously approved plan to replace or upgrade such systems.

     The following is a brief summary of the renovation and validation, and implementation progress for the critical business areas of TNMP - generation,
transmission,   distribution,   energy  management,  and  corporate  information
systems.

     Generating Units. TNMP owns one power plant, TNP One, which is located in Robertson County, Texas. TNP One has two units that burn lignite as the primary fuel source to generate power. The total lignite supply is provided from a mine adjacent to the power plant. TNP plans to increase the coal supply to provide for an additional six-week supply prior to January 1, 2000. The plant is also capable of burning natural gas, as well as various waste products. TNP One personnel are consulting with the manufacturers of the Plant Control Computer which provides for most of the computerized operations of the boiler and turbine controls, as well as the Continuous Emissions Monitoring System. Integrated testing of the Plant Control Computer was completed on Unit 1 in early February 1999. The integrated testing on Unit 1 detected no Y2K problems. Testing will be done on Unit 2 while the plant is down for a maintenance outage this spring. Tests of the Continuous Emissions Monitoring System determined that only non-critical Y2K issues were detected. Upgrades to that software are currently underway. An extensive list of other minor suspect devices has been compiled and is also in the process of being tested.

     As of March 1, 1999, the TNP One generation plant has completed the assessment of all mission-critical facilities, and is approximately 52 percent complete with the testing and remediation of those facilities. All testing and remediation is expected to be complete by June 1999.

     Distribution System. TNMP is primarily a distribution company. Over 600 suspect distribution system devices have been identified and are being tested. TNMP is currently testing the devices that have external clock functions.
Devices that have no external clock function are being checked with the manufacturer and TNMP is reviewing their testing of those devices. All of TNMP's critical distribution substations have designs which contain redundant relaying or bypass switching schemes to remove failed devices and equipment for normal operations, allowing for quick restoration of power to customers.

     As of March 1, 1999, TNMP is 84 percent complete on the assessment of all Distribution System mission-critical facilities, and is approximately 53 percent complete with the testing and remediation of those facilities. All testing and remediation is expected to be complete by June 1999.

     Transmission System. TNMP has transmission lines which are a part of the transmission grid comprised within the Electric Reliability Council of Texas (ERCOT). The transmission grid within ERCOT is operated by member utilities in conjunction with an Independent System Operator. TNMP is participating on ERCOT's Year 2000 Technical Task Force and on the Year 2000 Operational Preparedness and Planning Task Force. TNMP will be participating in all testing, drills and contingency planning done by the Independent System Operator.

     Testing  of  transmission  line  electronic   protective  devices  by  TNMP
personnel is underway with completion anticipated by June 1999.

     Supervisory  Control  and  Data  Acquisition  Systems  (SCADA)  and  Energy
Management Systems. TNMP has three SCADA systems in Texas. A SCADA system reports on the status on protective devices, allows for the remote control of these same devices, and reports and tracks critical power flow information on the transmission and distribution grids. These systems are new, having been upgraded in 1997 and 1998. TNMP is in the process of replacing the SCADA system in New Mexico, which is not Year 2000 compliant.

     As of March 1, 1999, TNMP is 93 percent complete on the assessment of all SCADA and Energy Management Systems mission-critical facilities, and is approximately 22 percent complete with the testing and remediation of those facilities. All testing and remediation is expected to be complete by June 1999, except for the New Mexico SCADA system that will be complete in August 1999.

     Information Technology Systems. As of March 1, 1999, approximately 90% of TNMP's infrastructure supporting its business systems has been tested and verified as Y2K compliant. TNMP expects to have the remaining infrastructure Y2K compliant by the end of the first quarter of 1999. TNMP has completed the upgrade of its financial and accounting system to a Y2K compliant version. Integrated testing of the upgraded financial system will be done in April 1999. A new customer information system is expected to be implemented and tested during the third quarter of 1999 and other corporate information systems directly related to TNMP's operations are expected to be installed and tested by September 1999. TNMP incorporates unit testing, system testing, integration testing and acceptance testing into the verification methodology.

     Y2K Remediation Cost. The costs associated with TNMP's Y2K efforts are expected to be approximately $10.2 million. Approximately $9 million of the total cost is to upgrade or replace various information technology systems, as discussed above, as well as improve the infrastructure to support those systems. TNMP does not expect these costs to have a material impact on its financial position or results of operations. TNMP continues to work with key software vendors and outside consultants to validate its Y2K compliance project. To date, TNMP has spent approximately $4.3 million on Y2K remediation. TNMP has in the past used, and expects to continue to use, cash flow from operations to fund costs associated with Y2K.

     Third-Party Vendors. In addition to its own mitigation plan, TNMP is actively working with its key vendors and other third parties with which TNMP has a material relationship to assist such parties in achieving compliance with respect to Y2K in those systems affecting TNMP's operations. Such parties include electric power providers in Texas and New Mexico; the fuel, ash disposal, and limestone contractors at TNP One; transmission and distribution material suppliers; and banking partners. Although TNMP believes that such persons are working diligently to properly address Y2K, TNMP cannot guarantee that these third-party systems will be timely converted, or that a failure to convert by another company or a conversion that is incompatible with TNMP's systems, would not have a material adverse effect on TNMP.

     Contingency Plans. The primary operating processes of TNMP's business (e.g., the production, transmission, and distribution of electric power) are subject to contingencies related to weather, equipment failure, and other factors. TNMP has drafted Y2K contingency plans by adapting previously existing contingency plans. TNMP will complete the Y2K contingency plan by June 1999.

     The Risks of the Company's Year 2000 Issues. Based upon its current assessment and testing of the Y2K issue, TNMP believes the reasonably likely worst-case Y2K scenarios would have the following impacts upon it and its operations. With respect to its ability to provide energy to its customers, TNMP believes that the reasonably likely worst-case scenario is for small, localized interruptions of electrical service that are restored in a time frame that is within normal service levels. With respect to services that are essential to TNMP's operations, such as customer service, business operations, supplies and emergency response capabilities, the reasonably likely worst-case scenario is for minor disruptions of essential services with rapid recovery and all essential information and processes ultimately recovered.

     While risks related to the third parties' lack of Y2K readiness could materially and adversely affect TNMP's business, results of operations and financial condition, TNMP expects its Y2K readiness efforts to reduce significantly its level of uncertainty about the impact of third party Y2K issues on both its IT systems and non-IT systems.

Item 8.      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Shareholders and Board of Directors of TNP Enterprises, Inc.:


We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of TNP Enterprises, Inc. (a Texas corporation) (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, common shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                                            Arthur Andersen LLP



Fort Worth, Texas
February 12, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Shareholder and Board of Directors of Texas-New Mexico Power Company:


We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Texas-New Mexico Power Company (a Texas corporation) (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, common shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                            Arthur Andersen LLP




Fort Worth, Texas
February 12, 1999

                          Independent Auditor's Report


The Board of Directors and Shareholders
TNP Enterprises, Inc.:

We have audited the accompanying consolidated statements of income, common shareholders' equity, and cash flows of TNP Enterprises, Inc. and subsidiaries for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of TNP Enterprises, Inc. and subsidiaries for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                     KPMG LLP



Fort Worth, Texas
January 30, 1997

                          Independent Auditor's Report



The Board of Directors
Texas-New Mexico Power Company:

We have audited the accompanying consolidated statements of income, common shareholder's equity, and cash flows of Texas-New Mexico Power Company (a wholly owned subsidiary of TNP Enterprises, Inc.) and subsidiaries for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Texas-New Mexico Power Company and subsidiaries for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                     KPMG LLP


Fort Worth, Texas
January 30, 1997


                     TNP ENTERPRISES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        For the Years Ended December 31,


                                                                        1998              1997              1996
                                                                   ----------------  ----------------  ----------------

                                                                             (In thousands except per share amounts)

OPERATING REVENUES (Note 2)                                        $       586,493   $       580,693   $       502,737
                                                                   ----------------  ----------------  ----------------

OPERATING EXPENSES:
  Purchased power and fuel                                                 316,911           302,773           243,682
  Other operating and maintenance                                           95,168            86,385            84,417
  Depreciation                                                              38,056            38,853            38,172
  Taxes other than income taxes                                             36,014            33,667            33,256
  Income taxes                                                              15,480            21,242            10,375
                                                                   ----------------  ----------------  ----------------
       Total operating expenses                                            501,629           482,920           409,902
                                                                   ----------------  ----------------  ----------------

NET OPERATING INCOME                                                        84,864            97,773            92,835
                                                                   ----------------  ----------------  ----------------

OTHER INCOME:
  Other income and deductions, net                                           1,280             1,443             1,956
  Income taxes                                                                (125)              257               722
                                                                   ----------------  ----------------  ----------------
       Other income, net of taxes                                            1,155             1,700             2,678
                                                                   ----------------  ----------------  ----------------

INCOME BEFORE INTEREST CHARGES                                              86,019            99,473            95,513
                                                                   ----------------  ----------------  ----------------
INTEREST CHARGES:
  Interest on long-term debt                                                48,393            52,557            64,654
  Other interest and amortization of debt-related costs                      5,492             4,355             4,709
                                                                   ----------------  ----------------  ----------------
       Total interest charges                                               53,885            56,912            69,363
                                                                   ----------------  ----------------  ----------------

INCOME FROM CONTINUING OPERATIONS                                           32,134            42,561            26,150

Loss from discontinued nonregulated operations, net of taxes
(Note 3)                                                                    12,710            12,883             3,097
                                                                   ----------------  ----------------  ----------------



NET INCOME                                                                  19,424            29,678            23,053
Dividends on preferred stock                                                   150               158               167
                                                                   ----------------  ----------------  ----------------

INCOME APPLICABLE TO COMMON STOCK                                  $        19,274   $        29,520   $        22,886
                                                                   ================  ================  ================


EARNINGS PER SHARE OF COMMON STOCK:
  Earnings from continuing operations                              $          2.42   $          3.24   $          2.27
  Loss from discontinued nonregulated operations                             (0.96)            (0.98)            (0.27)
                                                                   ----------------  ----------------  ----------------
EARNINGS PER SHARE                                                 $          1.46   $          2.26              2.00
                                                                   ================  ================  ================

DIVIDENDS PER SHARE OF COMMON STOCK                                $          1.10   $         1.005   $          0.93
                                                                   ================  ================  ================

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                  13,244            13,083            11,465
                                                                   ================  ================  ================



The accompanying notes are an integral part of these consolidated financial statements.



                     TNP ENTERPRISES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        For the Years Ended December 31,

                                                                               1998                1997               1996
                                                                          ----------------   ------------------ -----------------
                                                                                               (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from sales to customers                                     $     600,596      $       625,032    $      505,307
  Purchased power  and fuel costs paid                                           (318,616)            (299,554)         (244,272)
  Cash paid for payroll and to other suppliers                                   (116,852)            (125,188)          (75,138)
  Interest paid, net of amounts capitalized                                       (51,592)             (57,337)          (69,247)
  Income taxes paid                                                                (6,825)              (9,089)          (15,684)
  Other taxes paid                                                                (35,089)             (32,990)          (32,243)
  Other operating cash receipts and payments, net                                   1,250                2,979            (3,522)
                                                                          ----------------   ------------------ -----------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                          72,872              103,853            65,201
                                                                          ----------------   ------------------ -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to utility plant                                                      (37,534)             (28,232)          (28,006)
  Additions to other property and nonregulated investments                         (1,020)              (1,777)           (2,771)
  Withdrawals from (deposits to) escrow account                                    (1,902)                   -                 -
                                                                          ----------------   ------------------ -----------------
NET CASH USED IN INVESTING ACTIVITIES                                             (40,456)             (30,009)          (30,777)
                                                                          ----------------   ------------------ -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid on preferred and common stocks                                   (14,729)             (13,305)          (10,866)
  Common stock issuances                                                            5,355                3,392            48,798
  Borrowings from (repayments to) revolving credit facilities - net               (11,000)              45,000            12,000
  Other long-term debt issuances                                                        -                    -               202
  Deferred expenses associated with financings                                     (7,382)                   -              (588)
  Redemptions:
     First mortgage bonds                                                          (8,000)            (100,900)          (96,508)
     Obligation - FWI investment acquisition                                            -                 (300)                -
     Other long-term debt                                                            (141)                 (61)                -
     Preferred stock                                                                 (180)                (180)             (180)
                                                                          ----------------   ------------------ -----------------
NET CASH USED IN FINANCING ACTIVITIES                                             (36,077)             (66,354)          (47,142)
                                                                          ----------------   ------------------ -----------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                            (3,661)               7,490           (12,718)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                   15,877                8,387            21,105
                                                                          ----------------   ------------------ -----------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $      12,216      $        15,877    $        8,387
                                                                          ================   ================== =================

RECONCILIATION OF NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES:
  Net income                                                                $      19,424      $        29,678    $       23,053
  Adjustments  to  reconcile  net  income  to net  cash  provided by operating activities:
     Depreciation                                                                  38,056               38,853            38,170
     Amortization of debt-related costs and other deferred charges                  4,819                3,810             3,329
     Allowance for borrowed funds used during construction                           (228)                 (47)              (99)
     Deferred income taxes                                                          4,722                7,434              (193)
     Investment tax credits                                                         1,281                1,406              (380)

Cash flows impacted by changes in current assets and liabilities:
     Deferred purchased power and fuel costs                                          894                  995             5,696
     Accounts payable                                                                 976               (1,411)            6,406
     Accrued interest                                                              (2,303)              (3,556)           (3,103)
     Accrued taxes                                                                 (3,299)              (1,244)           (7,372)
     Reserve for customer refund                                                   10,971                    -                 -
     Changes in other current assets and liabilities                               (2,215)              25,099            (1,507)
Other, net                                                                           (226)               2,836             1,201
                                                                          ----------------   ------------------ -----------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                   $      72,872      $       103,853    $       65,201
                                                                          ================   ================== =================







The accompanying notes are an integral part of these consolidated financial statements.



                     TNP ENTERPRISES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  December 31,

                                                                                     1998                          1997
                                                                              --------------------          -------------------

                                                                                                (In thousands)
ASSETS

UTILITY PLANT:
  Electric plant                                                                    $   1,260,147              $     1,235,257
  Construction work in progress                                                             6,294                        2,281
                                                                              --------------------          -------------------
            Total                                                                       1,266,441                    1,237,538
  Less accumulated depreciation                                                           343,562                      314,270
                                                                              --------------------          -------------------
            Net utility plant                                                             922,879                      923,268
                                                                              --------------------          -------------------

OTHER PROPERTY AND INVESTMENTS, at cost                                                    10,384                        5,704
                                                                              --------------------          -------------------

CURRENT ASSETS:
  Cash and cash equivalents                                                                12,216                       15,877
  Accounts receivable                                                                       5,955                        8,585
  Inventories, at lower of average cost or market:
       Fuel                                                                                   677                          483
       Materials and supplies                                                               4,567                        4,440
  Deferred purchased power and fuel costs                                                   1,676                        2,570
  Accumulated deferred income taxes                                                         2,235                        1,707
  Other current assets                                                                      4,403                          982
                                                                              --------------------          -------------------
            Total current assets                                                           31,729                       34,644
                                                                              --------------------          -------------------
DEFERRED CHARGES                                                                           28,773                       28,310
                                                                              --------------------          -------------------
                                                                                   $      993,765             $        991,926
                                                                              ====================          ===================
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common shareholders' equity:
       Common stock - no par value per share.  Authorized 50,000,000
            shares; issued 13,293,996 shares in 1998 and 13,132,821 in 1997        $      192,518             $        187,163
       Retained earnings                                                                  115,776                      111,078
                                                                              --------------------          -------------------
            Total common shareholders' equity                                             308,294                      298,241

  Preferred stock                                                                           3,060                        3,240
  Long-term debt, less current maturities                                                 459,000                      478,041
                                                                              --------------------          -------------------
            Total capitalization                                                          770,354                      779,522
                                                                              --------------------          -------------------

CURRENT LIABILITIES:
  Current maturities of long-term debt                                                          -                          100
  Accounts payable                                                                         28,011                       27,035
  Accrued interest                                                                          5,020                        7,323
  Accrued taxes                                                                            14,290                       17,589
  Customers' deposits                                                                       3,609                        3,249
  Reserve for customer refund                                                              10,971                            -
  Other current liabilities                                                                25,202                       26,665
                                                                              --------------------          -------------------
            Total current liabilities                                                      87,103                       81,961
                                                                              --------------------          -------------------

REGULATORY TAX LIABILITIES                                                                    957                        6,318
ACCUMULATED DEFERRED INCOME TAXES                                                          97,346                       85,250
ACCUMULATED DEFERRED INVESTMENT TAX CREDITS                                                20,916                       21,149
DEFERRED CREDITS                                                                           17,089                       17,726
COMMITMENTS AND CONTINGENCIES (Notes 2 and 9)
                                                                              --------------------          -------------------
                                                                                   $      993,765             $        991,926
                                                                              ====================          ===================



The accompanying notes are an integral part of these consolidated financial statements.



                     TNP ENTERPRISES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
                                  December 31,

                                                                                         1998               1997
                                                                                   ----------------- -------------------

                                                                                               (In thousands)
COMMON SHAREHOLDERS' EQUITY

     Common stock with no par value per share
        Authorized shares - 50,000,000
        Outstanding shares - 13,293,996 in 1998 and 13,132,821 in 1997               $      192,518    $        187,163
     Retained earnings                                                                      115,776             111,078
                                                                                   ----------------- -------------------
           Total common shareholders' equity                                                308,294             298,241
                                                                                   ----------------- -------------------


PREFERRED STOCK
     Preferred stock with no par value
          Authorized shares - 5,000,000
          Outstanding shares - None

     Redeemable  cumulative   preferred  stock  of  TNMP  with  $100  par  value
        Authorized shares - 1,000,000

                                Redemption
                              price at TNMP's             Outstanding shares
                                  option                   1998        1997
                                  ------                ---------   ---------

        Series B        4.65%   $ 100.00                  19,200      20,400                  1,920               2,040
        Series C        4.75%     100.00                  11,400      12,000                  1,140               1,200
                                                        ---------   ---------      ----------------- -------------------
           Total redeemable cumulative preferred stock    30,600      32,400                  3,060               3,240
                                                        ---------   ---------      ----------------- -------------------




LONG-TERM DEBT
     FIRST MORTGAGE BONDS

        Series M        8.70%  due 2006                                                           -               8,000
        Series U        9.25%  due 2000                                                     100,000             100,000

     SECURED DEBENTURES
        12.50% due 1999                                                                     130,000             130,000
        Series A 10.75% due 2003                                                            140,000             140,000

     REVOLVING CREDIT FACILITIES
        1995 Facility                                                                             -                   -
        1996 Facility                                                                        80,000             100,000
        1998 Facility                                                                         9,000                   -

     OTHER
                                                                                                  -                 141
                                                                                   ----------------- -------------------
            Total long-term debt                                                            459,000             478,141
            Less current maturities                                                               -                (100)
                                                                                   ----------------- -------------------
           Total long-term debt, less current maturities                                    459,000             478,041
                                                                                   ----------------- -------------------

TOTAL CAPITALIZATION                                                                 $      770,354    $        779,522
                                                                                   ================= ===================



The accompanying notes are an integral part of these consolidated financial statements.



                    TNP ENTERPRISES, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
                        For the Years Ended December 31,


                                                                              Common Shareholders' Equity
                                                     -------------------------------------------------------------------------------
                                                                   Common Stock                    Retained
                                                            Shares             Amount              Earnings               Total
                                                     ------------------   ----------------     ----------------     ----------------
                                                                                     (In thousands)

YEAR ENDED DECEMBER 31, 1996
     Balance at January 1, 1996                                 10,920        $   134,973         $     82,484         $    217,457
     Net income                                                      -                  -               23,053               23,053
     Dividends on preferred stock                                    -                  -                 (167)                (167)
     Dividends on common stock - $0.93 per share                     -                  -              (10,699)             (10,699)
     Sale of common stock                                        2,086             48,798                    -               48,798
     Retirement of preferred stock                                   -                  -                   32                   32
                                                     ------------------   ----------------     ----------------     ----------------
        Balance at December 31, 1996                            13,006            183,771               94,703              278,474

YEAR ENDED DECEMBER 31, 1997
     Net income                                                      -                  -               29,678               29,678
     Dividends on preferred stock                                    -                  -                 (158)                (158)
     Dividends on common stock - $1.005 per share                    -                  -              (13,158)             (13,158)
     Sale of common stock                                          127              3,392                    -                3,392
     Retirement of preferred stock                                   -                  -                   13                   13
                                                     ------------------   ----------------     ----------------     ----------------
        Balance at December 31, 1997                            13,133            187,163              111,078              298,241

YEAR ENDED DECEMBER 31, 1998
     Net income                                                      -                  -               19,424               19,424
     Dividends on preferred stock                                    -                  -                 (150)                (150)
     Dividends on common stock - $1.10 per share                     -                  -              (14,579)             (14,579)
     Sale of common stock                                          161              5,355                    -                5,355
     Retirement of preferred stock                                   -                  -                    3                    3
                                                     ------------------   ----------------     ----------------     ----------------
          Balance at December 31, 1998                          13,294           $192,518            $ 115,776            $ 308,294
                                                     ==================   ================     ================     ================


The accompanying notes are an integral part of these consolidated financial statements.



                 TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)
                        CONSOLIDATED STATEMENTS OF INCOME
                        For the Years Ended December 31,


                                                                           1998                1997                 1996
                                                                    -------------------  ------------------   ------------------

                                                                                          (In thousands)

OPERATING REVENUES (Note 2)                                             $      586,445      $      580,693       $      502,737
                                                                    -------------------  ------------------   ------------------

OPERATING EXPENSES:
  Purchased power and fuel                                                     316,911             302,773              243,682
  Other operating and maintenance                                               91,171              84,294               83,948
  Depreciation of utility plant                                                 38,054              38,851               38,170
  Taxes other than income taxes                                                 36,298              33,260               32,727
  Income taxes                                                                  16,863              22,062               10,333
                                                                    -------------------  ------------------   ------------------
       Total operating expenses                                                499,297             481,240              408,860
                                                                    -------------------  ------------------   ------------------

NET OPERATING INCOME                                                            87,148              99,453               93,877
                                                                    -------------------  ------------------   ------------------

OTHER INCOME:
  Other income and deductions, net                                                 952               1,120                1,626
  Income taxes                                                                     (52)                257                  722
                                                                    -------------------  ------------------   ------------------
       Other income, net of taxes                                                  900               1,377                2,348
                                                                    -------------------  ------------------   ------------------

INCOME BEFORE INTEREST CHARGES                                                  88,048             100,830               96,225
                                                                    -------------------  ------------------   ------------------

INTEREST CHARGES:
  Interest on long-term debt                                                    48,342              52,557               64,654
  Other interest and amortization of debt-related costs                          5,385               4,355                4,709
                                                                    -------------------  ------------------   ------------------
       Total interest charges                                                   53,727              56,912               69,363
                                                                    -------------------  ------------------   ------------------

NET INCOME                                                                      34,321              43,918               26,862
Dividends on preferred stock                                                       150                 158                  167
                                                                    -------------------  ------------------   ------------------

INCOME APPLICABLE TO COMMON STOCK                                     $         34,171     $        43,760      $        26,695
                                                                    ===================  ==================   ==================







The accompanying notes are an integral part of these consolidated financial statements.


                 TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        For the Years Ended December 31,

                                                                          1998               1997                 1996
                                                                   ------------------- ------------------  -------------------
                                                                                         (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from sales to customers                              $        579,482    $       606,803     $        502,954
  Purchased power and fuel costs paid                                        (318,616)          (299,554)            (244,272)
  Cash paid for payroll and to other suppliers                                (72,590)           (86,607)             (75,807)
  Interest paid, net of amounts capitalized                                   (51,545)           (57,331)             (69,236)
  Income taxes paid                                                            (2,786)            (8,464)             (14,242)
  Other taxes paid                                                            (35,492)           (32,980)             (31,219)
  Other operating cash receipts and payments, net                                 864              2,600                1,135
                                                                   ------------------- ------------------  -------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                      99,317            124,467               69,313
                                                                   ------------------- ------------------  -------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to utility plant                                                  (37,506)           (27,942)             (28,006)
  Withdrawals from (deposits to) escrow account                                (1,902)             1,670               (1,669)
                                                                   ------------------- ------------------  -------------------

CASH FLOWS USED IN INVESTING ACTIVITIES                                       (39,408)           (26,272)             (29,675)
                                                                   ------------------- ------------------  -------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid on preferred and common stocks                               (19,249)           (44,458)             (10,867)
  Equity contribution from TNP Enterprises                                          -                  -               47,170
  Borrowings from (repayments to) revolving credit facilities-net             (20,000)            45,000               12,000
  Deferred expenses associated with financings                                 (7,275)                 -                 (588)
  Redemptions:
    First mortgage bonds                                                       (8,000)          (100,900)             (96,508)
    Preferred stock                                                              (180)              (180)                (180)
                                                                   ------------------- ------------------  -------------------

NET CASH USED IN FINANCING ACTIVITIES                                         (54,704)          (100,538)             (48,973)
                                                                   ------------------- ------------------  -------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                         5,205             (2,343)              (9,335)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                2,772              5,115               14,450
                                                                   ------------------- ------------------  -------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                           $          7,977    $         2,772    $           5,115
                                                                   =================== ==================  ===================

RECONCILIATION OF NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES:
  Net income                                                         $         34,321   $         43,918    $          26,862
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation of utility plant                                             38,054             38,851               38,170
     Amortization of debt-related costs and other deferred charges              4,710              3,810                3,329
     Allowance for borrowed funds used during construction                       (228)               (47)                 (99)
     Deferred income taxes                                                      9,559             10,650                1,140
     Investment tax credits                                                     1,173              2,121                 (111)

Cash flows impacted by changes in current assets and liabilities:
     Deferred purchased power and fuel costs                                      894                995                5,696
     Accounts payable                                                           2,029             (2,395)               5,214
     Accrued interest                                                          (2,319)            (3,556)              (3,103)
     Accrued taxes                                                              2,698                850               (8,429)
     Reserve for customer refund                                               10,971                  -                    -
     Changes in other current assets and liabilities                           (4,485)            24,751                  786
Other, net                                                                      1,940              4,519                 (142)
                                                                   ------------------- ------------------  -------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                             $        99,317    $       124,467     $         69,313
                                                                   =================== ==================  ===================


The accompanying notes are an integral part of these consolidated financial statements.


                 TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)
                           CONSOLIDATED BALANCE SHEETS
                                  December 31,

                                                                               1998                1997
                                                                          ----------------   ------------------
                                                                                     (In thousands)
ASSETS

UTILITY PLANT:
  Electric plant                                                            $   1,260,099      $     1,235,239
  Construction work in progress                                                     6,294                2,281
                                                                          ----------------   ------------------
            Total                                                               1,266,393            1,237,520
  Less accumulated depreciation                                                   343,562              314,270
                                                                          ----------------   ------------------
            Net utility plant                                                     922,831              923,250
                                                                          ----------------   ------------------

OTHER PROPERTY AND INVESTMENTS, at cost                                             2,116                  214
                                                                          ----------------   ------------------

CURRENT ASSETS:
  Cash and cash equivalents                                                         7,977                2,772
  Accounts receivable                                                                 923                2,342
  Inventories, at lower of average cost or market:
       Fuel                                                                           677                  483
       Materials and supplies                                                       4,567                4,440
  Deferred purchased power and fuel costs                                           1,676                2,570
  Accumulated deferred income taxes                                                     -                1,707
  Other current assets                                                              4,093                  222
                                                                          ----------------   ------------------
            Total current assets                                                   19,913               14,536
                                                                          ----------------   ------------------

DEFERRED CHARGES                                                                   28,706               29,006
                                                                          ----------------   ------------------
                                                                            $     973,566      $       967,006
                                                                          ================   ==================

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common shareholder's equity:
       Common stock, $10 par value per share
            Authorized 12,000,000 shares; issued 10,705 shares              $         107      $           107
       Capital in excess of par value                                             222,149              222,146
       Retained earnings                                                           79,840               64,768
                                                                          ----------------   ------------------
            Total common shareholder's equity                                     302,096              287,021

  Redeemable cumulative preferred stock                                             3,060                3,240
  Long-term debt, less current maturities                                         450,000              477,900
                                                                          ----------------   ------------------
            Total capitalization                                                  755,156              768,161
                                                                          ----------------   ------------------

CURRENT LIABILITIES:
  Current maturities of long-term debt                                                  -                  100
  Accounts payable                                                                 26,888               24,859
  Accrued interest                                                                  5,004                7,323
  Accrued taxes                                                                    20,449               17,751
  Customers' deposits                                                               3,609                3,249
  Accumulated deferred income taxes                                                   649                    -
  Reserve for customer refund                                                      10,971                    -
  Other current liabilities                                                        17,076               19,148
                                                                          ----------------   ------------------
            Total current liabilities                                              84,646               72,430
                                                                          ----------------   ------------------

REGULATORY TAX LIABILITIES                                                            957                6,318
ACCUMULATED DEFERRED INCOME TAXES                                                  93,378               81,085
ACCUMULATED DEFERRED INVESTMENT TAX CREDITS                                        22,729               21,286
DEFERRED CREDITS                                                                   16,700               17,726
COMMITMENTS AND CONTINGENCIES (Notes 2 and 9)
                                                                          ----------------   ------------------
                                                                            $     973,566      $       967,006
                                                                          ================   ==================



The accompanying notes are an integral part of these consolidated financial statements.


                 TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
                                  December 31,

                                                                                             1998              1997
                                                                                       ----------------- ------------------
                                                                                                (In thousands)
COMMON SHAREHOLDER'S EQUITY

     Common stock, $10 par value per share
        Authorized shares - 12,000,000
        Outstanding shares - 10,705                                                      $          107    $           107
     Capital in excess of par value                                                             222,149            222,146
     Retained earnings                                                                           79,840             64,768
                                                                                       ----------------- ------------------
           Total common shareholder's equity                                                    302,096            287,021
                                                                                       ----------------- ------------------


PREFERRED STOCK
     Redeemable cumulative preferred stock with $100 par value
        Authorized shares - 1,000,000

                                  Redemption
                                price at TNMP's               Outstanding shares
                                    option                    1998           1997
                                    ------                    ----           ----

        Series B          4.65%     $ 100.00                  19,200         20,400               1,920              2,040
        Series C          4.75%       100.00                  11,400         12,000               1,140              1,200
                                                          -------------  ------------- ----------------- ------------------
           Total redeemable cumulative preferred stock        30,600         32,400               3,060              3,240
                                                          -------------  ------------- ----------------- ------------------

LONG-TERM DEBT
     FIRST MORTGAGE BONDS
        Series M          8.70%  due 2006                                                             -              8,000
        Series U          9.25%  due 2000                                                       100,000            100,000

     SECURED DEBENTURES
        12.50% due 1999                                                                         130,000            130,000
        Series A 10.75% due 2003                                                                140,000            140,000

     REVOLVING CREDIT FACILITIES
        1995 Facility                                                                                 -                  -
        1996 Facility                                                                            80,000            100,000
                                                                                       ----------------- ------------------
           Total long-term debt                                                                 450,000            478,000
            Less current maturities                                                                   -               (100)
                                                                                       ----------------- ------------------
           Total long-term debt, less current maturities                                        450,000            477,900
                                                                                       ----------------- ------------------

TOTAL CAPITALIZATION                                                                     $      755,156    $       768,161
                                                                                       ================= ==================



The accompanying notes are an integral part of these consolidated financial statements.




                 TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)
             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDER'S EQUITY
                        For the Years Ended December 31,


                                                                              Common Shareholder's Equity
                                                    --------------------------------------------------------------------------------
                                                                                   Capital in
                                                            Common Stock           Excess of        Retained
                                                     Shares         Amount         Par Value        Earnings            Total
                                                     ------         ------         ---------        --------            -----
                                                                                    (In thousands)
YEAR ENDED DECEMBER 31, 1996
     Balance at January 1, 1996                            11   $         107      $    174,931     $   49,313        $     224,351
     Net income                                             -                -                -         26,862               26,862
     Dividends on preferred stock                           -                -                -           (167)                (167)
     Dividends on common stock                              -                -                -        (10,700)             (10,700)
     Equity contribution from TNP Enterprises               -                -           47,170              -               47,170
     Retirement of preferred stock                          -                -               32              -                   32
                                                    ----------  ---------------  ---------------  -------------    -----------------
        Balance at December 31, 1996                       11              107          222,133         65,308              287,548

YEAR ENDED DECEMBER 31, 1997
     Net income                                             -                -                -         43,918               43,918
     Dividends on preferred stock                           -                -                -           (158)                (158)
     Dividends on common stock                              -                -                -        (44,300)             (44,300)
     Retirement of preferred stock                          -                -               13              -                   13
                                                    ----------  ---------------  ---------------  -------------    -----------------
        Balance at December 31, 1997                       11              107          222,146         64,768              287,021

YEAR ENDED DECEMBER 31, 1998
     Net income                                             -                -                -         34,321               34,321
     Dividends on preferred stock                           -                -                -           (150)                (150)
     Dividends on common stock                              -                -                -        (19,099)             (19,099)
     Retirement of preferred stock                          -                -                3              -                    3
                                                    ----------  ---------------  ---------------  -------------    -----------------
        Balance at December 31, 1998                       11     $        107     $    222,149     $   79,840        $     302,096
                                                    ==========  ===============  ===============  =============    =================


The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES
                 TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

 Note 1.  Summary of Significant Accounting Policies

   General Information

     The consolidated financial statements of TNP and subsidiaries include the accounts of TNP and its wholly owned subsidiaries, TNMP, FWI, and TNP Operating Company. The consolidated financial statements of TNMP and subsidiaries include the accounts of TNMP and its wholly owned subsidiaries, TGC and TGC II. All intercompany transactions and balances have been eliminated in consolidation.

     TNMP is TNP's principal operating subsidiary. TNMP is a public utility engaged in generating, purchasing, transmitting, distributing, and selling electricity in Texas and New Mexico. TNMP is subject to PUCT and NMPRC regulation. Some of TNMP's activities, including the issuance of securities, are subject to FERC regulation, and its accounting records are maintained in accordance with FERC's Uniform System of Accounts.

     The use of estimates is required to prepare TNP's and TNMP's consolidated financial statements in conformity with generally accepted accounting principles. Management believes that estimates are essential and will not materially differ from actual results. However, adjustments may be necessary in the future to the extent that future estimates or actual results are different from the estimates used in the 1998 financial statements.

   Accounting for the Effects of Regulation

     Electric utilities operate in a highly regulated environment. TNP's and TNMP's consolidated financial statements reflect the application of certain accounting standards, including SFAS 71, "Accounting for the Effects of Certain Types of Regulation," which provide for recognition of the economic effects of rate regulation. Among these effects are the recognition of regulatory assets and liabilities. Regulatory assets represent revenues associated with certain costs that TNMP expects to recover from customers in future rates. Regulatory liabilities are costs previously collected from customers or other amounts that reduce future rates. The following table summarizes TNP's and TNMP's regulatory assets and liabilities as of December 31, 1998 and 1997.

                                                                                  1998                 1997
                                                                              ----------            ---------
                                                                                       (In thousands)

              Regulatory Assets:
                Deferred purchased power and fuel costs                       $    1,676            $   2,570
                Deferred charges:
                  Losses on reacquired debt                                        6,494                8,621
                  Rate case expenses                                               1,396                3,638
                  Deferred accounting amounts                                      3,221                4,026
                                                                              ----------            ---------
                     Total                                                    $   12,787            $  18,855
                                                                              ==========            =========

              Regulatory Liabilities:
                Income tax related                                            $      957            $   6,318
                                                                              ==========            =========


     As discussed in Note 2, TNMP has two plans - the Texas Transition Plan and the New Mexico Community Choice plan - approved by the regulatory commissions in the respective jurisdictions. Based on these plans, management believes it probable that TNMP will continue, for the foreseeable future, to meet the criteria for continued application of SFAS 71 to its transmission and distribution portions of its business, and the generation/power supply portion of its business in Texas. Also, the Texas Transition Plan allows TNMP to recover from customers the regulatory assets included in the table above.

   Utility Plant

     Utility plant is stated at the historical cost of construction, which includes labor, materials, indirect charges for such items as engineering and administrative costs, and AFUDC. Property repairs and replacement of minor items are charged to operating expenses; major replacements and improvements are capitalized to utility plant.

     AFUDC is a non-cash item designed to enable a utility to capitalize interest costs during periods of construction. Established regulatory practices enable TNMP to recover these costs from customers. The composite rate used for AFUDC was 6.0% in each of the years 1998, 1997, and 1996.

     The costs of depreciable units of plant retired or disposed of in the normal course of business are eliminated from utility plant accounts and such costs plus removal expenses less salvage are charged to accumulated depreciation. When complete operating units are disposed of, appropriate adjustments are made to accumulated depreciation, and the resulting gains or losses, if any, are recognized.

     Depreciation is provided on a straight-line method based on the estimated lives of the properties as indicated by periodic depreciation studies. A portion of depreciation of transportation equipment used in construction is charged to utility plant accounts in accordance with the equipment's use. Depreciation as a percentage of average depreciable cost was 3.2%, 3.3%, and 3.2% in 1998, 1997, and 1996, respectively. As explained in Note 2, TNMP will record $15 million of additional depreciation annually during 1999-2002 to recover stranded costs, and may record additional amounts of depreciation based on operation of the earnings cap, due to implementation of the Transition Plan.

   Cash Equivalents

     All highly liquid debt instruments with maturities of three months or less when purchased are considered cash equivalents.

   Customer Receivables and Operating Revenues

     TNMP accrues estimated revenues for electricity delivered since the latest billing. TNMP, under a factoring arrangement with an unaffiliated company, sells its customer receivables on a nonrecourse basis. Amounts estimated to have been delivered, but remaining unbilled, are also sold in connection with this agreement.

   Purchased Power and Fuel Costs

     As discussed in Note 2, TNMP has two plans - the Texas Transition Plan and the New Mexico Community Choice plan - approved by the regulatory commissions in the respective jurisdictions.

     In Texas, as of January 1, 1998, the recovery of the demand-related portion of purchased power costs has changed pursuant to the Texas Transition Plan as discussed in Note 2. There are no changes to the recovery of the energy-related portion of purchased power costs and fuel costs.

     In New Mexico, as of May 1, 1997, the recovery of purchased power costs changed pursuant to the New Mexico Community Choice plan discussed in Note 2.

     Prior to the implementation of both plans, differences between amounts collected and allowable costs were generally recovered either as purchased power subject to refund or deferred purchased power and fuel costs in accordance with regulatory ratemaking policy.


   Deferred Charges

     Expenses incurred in issuing long-term debt and related discount and premium are amortized on a straight-line basis over the lives of the respective issues.

     Included in deferred charges are other assets that are expected to benefit future periods and certain costs that are deferred for ratemaking purposes and amortized over periods allowed by regulatory authorities.

   Derivatives

     The initial cost of an interest rate collar is being amortized over the term of the related agreement. Unamortized premiums of $164,000 are included in Deferred Charges in the consolidated balance sheets. Amounts to be received or paid under the agreement, if any, will be recognized when they occur as a component of interest expense. As of December 31, 1998, no such amounts have been received or paid.

   Income Taxes

     TNP files a consolidated federal income tax return that includes its subsidiaries and the consolidated operations of TNMP. The amounts of income taxes recognized in TNMP's accompanying consolidated financial statements were computed as if TNMP and its subsidiaries filed a separate consolidated federal income tax return.

     ITC amounts utilized in the federal income tax return are generally deferred and amortized to earnings ratably over the estimated service lives of the related assets.

   Fair Values of Financial Instruments

     Fair values of cash equivalents, temporary investments, and customer receivables approximated the carrying amounts because of the short maturities of those instruments.

     The estimated fair values of long-term debt and preferred stock were based on quoted market prices of the same or similar issues. The estimated fair values of TNMP's financial instruments are as follows:

                                           December 31, 1998                   December 31, 1997
                                     ------------------------------       -----------------------------
                                     Carrying Amount    Fair Values       Carrying Amount   Fair Values
                                     ---------------    -----------       ---------------   -----------
                                                                (In thousands)
      Assets
          Interest rate collar       $           164    $     (333)       $           262   $       235

      Capitalization and Liabilities
          Long-term debt                     459,000       475,189                478,000       505,400
          Preferred stock                      3,060         1,978                  3,240         2,653


   Common Stock

     At December 31, 1998, 81,999 shares of TNP's common stock were reserved for issuance to TNMP's 401(k) plan, and 1,198,356 shares of TNP's common stock were reserved for subsequent issuance under other stock compensation or shareholder plans.

   Shareholder Rights Plan

     TNP has a shareholder rights plan that is designed to protect TNP's shareholders from coercive takeover tactics and inadequate or unfair takeover bids. The rights plan provides for the distribution of one right for each share of TNP's common stock currently outstanding or issued until the close of business on August 11, 2008.

     Upon the occurrence of certain events, each right entitles a shareholder to elect to purchase one share of common stock at $100 per share or, under certain circumstances, shares of common stock at half the then-current market price or to receive TNP common stock or other securities having an aggregate value equal to the excess of (i) the value of the common stock or other securities on the date the rights are exercised over (ii) the cash payment that would have been payable upon exercise of the rights if cash payment had been elected.

     Until certain triggering events occur, the rights will trade together with TNP's common stock and separate rights certificates will not be issued. Among the triggering events are the acquisition by a person or group of 10% or more of TNP's outstanding common stock or the commencement of a tender or exchange offer that, upon consummation, would result in a person or group of persons owning 15% or more of TNP's outstanding common stock. The rights expire August 11, 2008, unless earlier redeemed or exchanged by TNP, and have had no effect on EPS.

   Stock-Based Compensation

     As discussed in Note 4, TNP has an equity based incentive compensation plan that awards stock-based compensation. In 1995 the FASB issued SFAS 123, "Accounting for Stock-Based Compensation", that changes the method for calculating expenses associated with stock-based compensation. SFAS 123, which became effective for 1996, also allows companies to retain the approach as set forth in APB Opinion 25, "Accounting for Stock Issued to Employees", for measuring expense for its stock-based compensation. TNP has elected to continue to apply the provisions of APB Opinion 25 in calculating stock-based compensation. The application of SFAS 123 would have had no effect on the amount of expense associated with TNP's stock-based compensation.

   Reclassification

     Certain items in 1996 and 1997 were reclassified to conform to the 1998 presentation.

Note 2.  Regulatory Matters


     As the electric utility industry continues its transition toward an environment of increased competition, the most significant effect of competition on TNMP, as well as many other utilities, will be the ability to recover potential stranded costs. "Stranded costs" is the difference between what it currently costs TNMP to provide electricity and what a customer would be willing to pay for such service in a competitive market. The inability to recover a significant portion of stranded costs would adversely impact TNP's and TNMP's financial condition. In Texas, TNMP's potential stranded cost relates to TNP One, its 300 MW generating unit, and could potentially be more than $270 million. As of December 31, 1998, TNMP had reserved $3.4 million for its potential stranded costs in New Mexico. Additional stranded costs could potentially be zero to $7 million, depending on the market price of purchased power at the onset of competition.

     The following discusses TNMP's strategy to transition to competition and to recover its potential stranded costs in Texas and New Mexico.

   Texas Transition Plan

     On July 22, 1998, the PUCT approved TNMP's transition-to-competition plan (Transition Plan), and issued a final order documenting its approval on November 7, 1998. The Transition Plan includes a number of provisions that impact TNMP's financial results. They are:

            - TNMP will implement a series of residential and commercial rate reductions totaling 9% and 3%, respectively, during a five-year transition period. The first rate reductions for residential and commercial customers of 3% and 1%, respectively, were implemented retroactive to January 1, 1998. The remaining reductions will be effective in January of 2000 and 2001.

            - TNMP's earnings on its Texas operations are capped at an 11.25% return on equity less assumed discounts on industrial rates, which, for 1998, were $4.1 million. In 1999, the discounts are expected to be approximately $2.9 million. TNMP will apply Texas earnings in excess of the cap to recover stranded costs related to its generation investment (TNP One) or will refund them to customers, according to PUCT guidelines.

            - The Plan includes a cap on allowed operating and maintenance expenses applicable to TNMP's Texas operations based on cost incurred per customer in 1996.

            - TNMP will record $15 million of additional depreciation annually during 1999-2002 to recover stranded costs.

            - Finally, the manner in which TNMP recovers the cost of purchased power from its customers has changed. In the past, all of these costs were passed directly through to TNMP's customers via adjustment factors that could change as often as monthly. Under this methodology, purchased power expense had no impact on operating income. Effective with the new rates under the Transition Plan, only the energy-related portion of purchased power will be passed through directly to customers via the fuel adjustment clause. The demand-related portion of purchased power will be recovered through base rates and is not subject to adjustment or future reconciliation. Therefore, any difference, between the amount of demand-related purchased power recovered through TNMP's rates and the actual cost of such, will affect operating income.

     Absent legislation implementing retail competition prior to the end of the five-year transition period, TNMP shall file with the PUCT, at the end of the transition period, a proposal to voluntarily implement retail access, contingent upon the approval of an appropriate mechanism for recovery of any remaining stranded costs. The PUCT has committed to full recovery of stranded costs if they are quantified using a market-based methodology, TNMP offers retail access, and stranded costs are allocated fairly to all customers. Rates under the Transition Plan continue to be cost-based, and TNMP will continue to apply SFAS 71 to its Texas generation/power supply operations until it requests, and the PUCT approves authority to implement retail competition.

     Implementation of the Transition Plan reduced operating revenue by $11.4 million (pre-tax). The base rate reductions accounted for $9.9 million of the change, and a one-time customer refund accounted for the remaining $1.5 million. TNMP's earnings for the year ended December 31, 1998, did not exceed the earnings cap imposed by the Transition Plan.

   New Mexico Community Choice

     Following  NMPUC  approval on April 11, 1997,  TNMP  implemented  Community
Choice, its plan for transition to competition for its New Mexico service territory effective May 1, 1997. The plan provides TNMP's customers the right to choose their electricity provider after a three-year transition period. The plan freezes rates (including the recovery of purchased power) during the transition period, and allows for customer aggregation based on market forces. As of December 31, 1998, TNMP had reserved $3.4 million for its potential stranded costs in New Mexico.

     As a result of the New Mexico Community Choice plan, the power supply portion of TNMP's New Mexico operations no longer qualifies for the application of SFAS 71. Accordingly, in 1997, TNMP discontinued regulatory accounting principles for the New Mexico power supply operations. The discontinuation of SFAS 71 had no effect on TNMP's financial statements in the period of adoption. The transmission and distribution operations in New Mexico will continue to follow SFAS 71.

   Fuel Reconciliation

     TNMP's fixed fuel factor in Texas remains constant until changed as part of a general rate case or fuel reconciliation, or until the PUCT orders a reconciliation for any over or under collections of fuel costs. TNMP filed a reconciliation of fuel costs in June 1997, for the period of October 1993 through December 1996. In January 1998, TNMP reached a stipulated agreement with the staff of the PUCT and several other interested parties. The agreement, which was approved by the PUCT on April 21, 1998, specified that all fuel costs incurred during the reconciliation period were reasonable and necessary. Also, the agreement did not propose a change to the fixed fuel factor.

Note 3.  Discontinued Nonregulated Operations

     Management, with approval from the Board of Directors, authorized a plan to discontinue the construction activities of FWI in late 1997. During the third quarter of 1998, TNP elected to discontinue all remaining operations of FWI.

     The pre-tax loss on discontinued operations recognized in 1998 was $19.6 million ($12.7 million, net of taxes, or $0.96 per share). The 1998 pre-tax loss resulted from construction delays, a shortage of skilled labor, and job site performance problems. Due to these reasons, there are a few jobs not completed at December 31, 1998. TNP expects the jobs to be completed during 1999.

     The pre-tax loss on discontinued operations recognized in 1997 was $19.8 million ($12.9 million, net of taxes, or $0.98 per share). All losses incurred by FWI, both construction and service, incurred in 1997 have been reclassified as losses from discontinued operations.

Note 4.  Employee Benefit Plans

   Pension and Postretirement Benefits Plan
     TNMP has a defined benefit pension plan covering substantially all of its employees. Benefits are based on an employee's years of service and compensation. TNMP's funding policy is to contribute the minimum amount required by federal funding standards. TNMP also sponsors a health care plan that provides postretirement medical and death benefits to retirees who satisfied minimum age and service requirements during employment.

                                                                         Pension Benefits        Postretirement Benefits
                                                                         ----------------        -----------------------
                                                                       1998           1997         1998          1997
                                                                   ---------       ---------    ----------   ----------
                                                                                       (In thousands)
         Change in projected benefit obligation:

             Benefit obligation at beginning of year               $  76,316       $  66,406    $   10,651   $   16,805
                Service cost                                           1,439           1,371           309          467
                Interest cost                                          5,055           5,074           736        1,253
                Participant contributions                                 -               -            183           92
                Plan amendments                                         (873)             -             -        (8,000)
                Actuarial (gain) or loss, including changes
                   in discount rate                                    1,366           8,273           442        1,436
                Benefits paid                                         (6,908)         (4,808)       (1,446)      (1,402)
                                                                   ---------      ----------   -----------  -----------
             Benefit obligation at end of year                      $ 76,395       $  76,316    $   10,875   $   10,651
                                                                    ========       =========    ==========   ==========

     TNMP amended its pension and postretirement benefit plans effective October 1, 1997. The amendments were recognized at January 1, 1998, for the pension plan, and at October 1, 1997, for the postretirement benefit plan.

                                                                         Pension Benefits        Postretirement Benefits
                                                                         ----------------        -----------------------
                                                                       1998           1997         1998          1997
                                                                    --------       ---------    ----------   ----------
                                                                                       (In thousands)
         Change in plan assets:
             Fair value of plan assets at beginning of year         $ 95,751       $  82,771    $    8,274   $    6,975
                Actual return on plan assets, net of expenses          8,871          17,788         1,105          861
                Employer contributions                                    -               -          1,597        1,624
                Participant contributions                                 -               -            183           92
                Benefits paid                                         (6,908)         (4,808)       (1,223)      (1,278)
                                                                    --------       ---------    ----------   ----------
             Fair value of plan assets at end of year               $ 97,714       $  95,751    $    9,936   $    8,274
                                                                    ========       =========    ==========   ==========

         Reconciliation of funded status:
             Funded status                                          $ 21,319       $  19,435    $     (938)  $   (2,377)
             Unrecognized actuarial gain                             (25,620)        (24,779)       (6,216)      (6,168)
             Unrecognized transition (asset) or obligation               (35)            (59)        4,540       12,864
             Unrecognized prior service cost                          (2,152)         (1,434)           -        (8,000)
                                                                   ---------      ----------   -----------  -----------
                Prepaid (accrued) benefit cost                      $ (6,488)      $  (6,837)   $   (2,614)  $   (3,681)
                                                                    ========       =========    ==========   ==========

         Components of net periodic benefit cost:
             Service cost                                           $  1,439       $   1,371    $      309   $      468
             Interest cost                                             5,055           5,074           736        1,253
             Expected return on plan assets                           (6,664)         (6,219)         (484)        (434)
             Amortization of prior service cost                         (156)           (154)           -            -
             Amortization of transitional (asset) or obligation          (24)            (24)          325          857
             Recognized actuarial gain                                    -               -           (326)        (405)
                                                                   ---------      ----------   -----------  -----------
                Net periodic benefit cost                           $   (350)      $      48    $      560   $    1,739
                                                                    ========       =========    ==========   ==========

         Weighted-average assumptions as of December 31:
             Discount rate                                              6.75%          7.00%          6.75%        7.00%
             Expected long-term rate of return on plan assets           9.50%          9.50%          5.25%        5.25%
             Average rate of compensation increase                      4.00%          4.00%           N/A          N/A

     The assumed health care cost trend rate used to measure the expected cost of benefits was 5.3% for 1998 and is assumed to trend downward slightly each year to 4.3% for 2003 and thereafter. Assumed health care cost trend rates could have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

                                                                       One-Percentage-Point       One-Percentage-Point
                                                                             Increase                   Decrease
                                                                       --------------------       --------------------
         Effect on total of service and interest cost
             components for 1998                                          $         3                  $      (4)
         Effect on year-end 1998 postretirement
             benefit obligation                                                    48                        (61)


   Incentive Plans

     TNP and TNMP have several incentive compensation plans. All employees participate in one or more of these plans. Incentive compensation is based on meeting key financial and operational performance goals such as cash value added or earnings per share, operations and maintenance costs per KWH, and system reliability measures. Operating expenses for 1998, 1997, and 1996 included costs for the various cash and equity plans of $5.9 million, $6.0 million, and $4.8 million, respectively.

   Other Employee Benefits

     TNMP has a 401(k) plan designed to enhance the other retirement plans available to its employees. Employees may invest their contributions in fixed income securities, mutual funds, or TNP common stock. TNMP's contributions are used to purchase TNP common stock, which employees may later convert to other investment options.

     TNMP has employment contracts with certain members of management and other key personnel. The contracts provide for lump sum compensation payments and other rights in the event of termination of employment or other adverse treatment of such persons following a "change in control" of TNP or TNMP. Such event is defined to include, among other things, substantial changes in the corporate structure, ownership, or board of directors of either entity.

     An excess benefit plan has been provided for certain key personnel and retired employees. The payment of benefits under the excess benefit plan is partially provided under an insurance policy arrangement for paying the benefits that generally would have been provided by the pension and thrift plans except for federal limitations.


Note 5.  Income Taxes

     Components of income taxes were as follows:

                                                       TNP                                    TNMP
                                      ----------------------------------        ------------------
                                        1998          1997       1996             1998        1997        1996
                                        ----          ----       ----             ----        ----        ----
                                                                     (In thousands)
Taxes on net operating income:

    Federal - current                $  9,751     $   12,251   $   10,240     $   6,299    $    9,140   $    8,596
    State - current                       164            428           86           197           428           86
    Federal - deferred                  3,962          6,747           49         8,872         9,963        1,381
    ITC adjustments                     1,603          1,816           -          1,495         2,531          270
                                     --------     ----------   ----------     ---------    ----------   ----------
                                       15,480         21,242       10,375        16,863        22,062       10,333
                                     --------     ----------   ----------     ---------    ----------   ----------


Taxes on other income (loss):
    Federal - current                    (313)          (534)        (100)         (313)         (534)        (100)
    Federal - deferred                    760            687         (241)          687           687         (241)
    ITC adjustments                      (322)          (410)        (381)         (322)         (410)        (381)
                                     --------     ----------   ----------     ---------    ----------   ----------
                                          125           (257)        (722)           52          (257)        (722)
                                     --------     ----------   ----------     ---------    ----------   ----------

Tax benefit from discontinued
 nonregulated operations (Note 3)      (6,843)        (6,660)      (1,658)           -             -            -
                                     --------     ----------   ----------     ---------    ----------   ----------

    Total income taxes               $  8,762     $   14,325   $    7,995     $  16,915    $   21,805   $    9,611
                                     ========     ==========   ==========     =========    ==========   ==========


     The amounts for total income taxes differ from the amounts computed by applying the appropriate federal income tax rate to earnings (loss) before income taxes for the following reasons:

                                                       TNP                                    TNMP
                                       ---------------------------------         ---------------------------------
                                         1998        1997        1996              1998         1997        1996
                                         ----        ----        ----              ----         ----        ----
                                                                     (In thousands)

Tax at statutory tax rate            $  9,796      $ 15,252    $ 10,850         $ 17,864     $ 22,854    $ 12,735
    Amortization of
      accumulated deferred ITC         (1,525)       (1,403)     (1,323)          (1,525)      (1,403)     (1,323)
    Amortization of
      excess deferred taxes              (141)         (141)       (143)            (141)        (141)       (143)
    State income taxes                    197           428          86              197          428          86
    ITC related to 1995
      PUCT disallowance                  (322)         (410)       (191)            (322)        (410)       (191)
    ITC adjustment                         -             -         (760)              -            -           -
    Other, net                            757           599        (524)             842          477      (1,553)
                                     --------      --------    ---------        --------     --------    --------
        Actual income taxes          $  8,762      $ 14,325    $   7,995        $ 16,915     $ 21,805    $  9,611
                                     ========      ========    =========        ========     ========    ========



     The tax effects of temporary differences that gave rise to significant portions of net current and net noncurrent deferred income taxes as of December 31, 1998, and 1997, are presented below.

                                                                       TNP                           TNMP
                                                           --------------------------    ----------------
                                                              1998            1997           1998          1997
                                                              ----            ----           ----          ----
                                                                                (In thousands)
     Current deferred income taxes:

       Deferred tax assets:
         Unbilled revenues                                $        91    $     2,905    $        91    $     2,905
         Other                                                  2,999             -             115
                                                          -----------    -----------      ---------    -----------
                                                                3,090          2,905            206          2,905
       Deferred tax liability:
         Deferred purchased power and fuel costs                 (855)        (1,198)          (855)        (1,198)
                                                          -----------    -----------    -----------    -----------
           Current deferred income taxes, net             $     2,235    $     1,707    $      (649)   $     1,707
                                                          ===========    ===========    ===========    ===========

     Noncurrent deferred income taxes:
       Deferred tax assets:
         Minimum tax credit carryforwards                 $    30,241    $    27,414    $    34,437    $    34,377
         ITC carryforwards                                      5,018          6,608          3,206          6,472
         Regulatory related items                              12,731         17,135         12,731         17,135
         Accrued employee benefit costs                         3,330          3,195          3,330          3,195
         Other                                                   (890)         3,449            694            787
                                                          -----------    -----------    -----------    -----------
                                                               50,430         57,801         54,398         61,966
                                                          -----------    -----------    -----------    -----------
       Deferred tax liabilities:
         Utility plant, principally due to
           depreciation and basis differences                (135,870)      (128,913)      (135,870)      (128,913)
         Deferred charges                                      (4,611)        (6,101)        (4,611)        (6,101)
         Regulatory related items                              (7,295)        (8,037)        (7,295)        (8,037)
                                                          -----------    -----------    -----------    -----------
                                                             (147,776)      (143,051)      (147,776)      (143,051)
                                                          -----------    -----------    -----------    -----------
             Noncurrent deferred income taxes, net        $   (97,346)   $   (85,250)   $   (93,378)   $   (81,085)
                                                          ===========    ===========    ===========    ===========

     Federal tax carryforwards as of December 31, 1998, were as follows:

                                                                                   TNP             TNMP
                                                                                   ---             ----
                                                                                      (In thousands)
           Minimum tax credits
              Amount                                                            $ 30,241         $  34,437
              Expiration period                                                     None              None
           Investment tax credit
              Amount                                                            $  5,018         $   3,206
              Expiration period                                                     2005              2005

Note 6.  Long-Term Debt

   First Mortgage Bonds

     FMBs issued under the Bond Indenture are secured by substantially all utility plant owned directly by TNMP. The Bond Indenture restricts cash dividend payments on TNMP common stock as discussed in Note 7.

     The maximum amount of any additional FMBs that TNMP can issue is determined by both a collateral requirement and by an interest coverage requirement. The collateral requirement is a function of property additions, previuosly redeemed FMBs, and cash deposited with the trustee. As of December 31, 1998, the collateral requirement was more restrictive than the interest coverage requirement, and TNMP could therefore issue up to $267 million of additional FMBs. After the issuance of $175 million of FMBs in January 1999 to secure the Senior Notes, TNMP could issue an additional $92 million of FMBs.

   Secured Debentures

     TNMP's Series A, 10.75% secured debentures ($140 million) are secured with a first lien on a portion of Unit 1, and by second liens on substantially all utility plant in Texas owned directly by TNMP. The secured debentures also contain restrictions on dividends and asset dispositions. TNMP's 12.5% secured debentures ($130 million) were retired at maturity in January 1999.

   Senior Notes

     In January 1999, TNMP issued $175 million of 6.25% Senior Notes due in 2009 and used the proceeds to retire its 12.5% secured debentures and reduce outstanding borrowings under the credit facilities. The Senior Notes were issued under a new indenture that allows the issuance of unsecured debt. The new notes are initially secured by FMBs. However, when TNMP repays its existing FMBs and secured debentures, the collateral securing the Senior Notes will be released, and they will become unsecured, but will remain the senior debt obligations of TNMP.

   Revolving Credit Facilities

     The following table summarizes the terms of TNP's and TNMP's revolving credit facilities at December 31,1998:

                                                   Total            Amount         Commitment       1998 Average
                                                Commitment        Outstanding        Expires        Interest Rate      Security
                                                       (in thousands)

     1998 TNP Facility                           $   50,000       $    9,000      November 2003         5.62%          Unsecured
     1995 TNMP Facility                             100,000               -       November 2000         7.45%          Unsecured
     1996 TNMP Facility                              80,000           80,000     September 2001         6.96%          Unsecured
     Interim TNMP Facility                           35,000               -        April 1999            N/A           Unsecured


     The composite average borrowing rates under TNMP's credit facilities were 6.99% and 7.15% for 1998 and 1997, respectively. The interest rate margins on the 1996 and 1995 facilities have decreased by 0.50% since the ratings on TNMP's FMBs have been upgraded by the rating agencies.


     TNMP has a $50 million interest rate collar to mitigate exposure to variable interest rates. The collar sets floor and ceiling rates on the 90-day LIBOR rate at 5.25% and 7.50%, respectively. The term of the interest rate collar is September 1997 through September 2000. TNMP also has a $100 million interest rate collar to mitigate the risk of refinancing the Series A, 10.75% Secured Debentures and the 9.25% FMBs. The collar sets floor and ceiling rates on the 10-year U. S. Treasury bond at 4.91% and 6.25%, respectively. The collar expires, and is exercisable only on, September 15, 2000.

     TNMP has  sufficient  liquidity  to satisfy  the  possibility  of any known contingencies. Management believes cash flow from operations, the new debt described above, and periodic borrowings under its two credit facilities should be sufficient to meet working capital requirements and planned capital expenditures at least through 1999.


     Under specified conditions, TNMP's credit facilities restrict the payment of cash dividends on TNMP common stock. The credit facilities also prohibit the sale, lease, transfer, or other disposition of assets other than in the ordinary course of business.

   Maturities

     As of December 31, 1998, FMB and secured debenture maturities and sinking fund requirements for the five years following 1998 are as follows:

                                                           Credit            Secured
                            Year             FMBs        Facilities        Debentures          Total
                            ----             ----        ----------        ----------          -----
                                 (In thousands)

                            1999         $       -        $      -        $       -          $       -
                            2000            100,000              -                -             100,000
                            2001                 -           80,000               -              80,000
                            2002                 -               -                -                  -
                            2003                 -            9,000          140,000            149,000

     In January 1999, TNMP retired upon their maturity, $130 million of 12.5% secured debentures, and issued $175 million of 6.25% Senior Notes due in 2009. TNMP's Series A, 10.75% Secured Debentures of $140 million are callable at par on September 15, 2000.


Note 7.  Capital Stock and Dividends

    TNP

     In November 1998, TNP increased its quarterly dividend from $0.27 to $0.29 per share.

     In October 1996, TNP issued 2 million shares of common stock in a public offering, with net proceeds of approximately $47,170,000. The net proceeds were transferred to TNMP as an equity contribution and used to retire debt.

   TNMP

     The 1995 and 1996 TNMP Credit Facilities restrict the payment of cash dividends by TNMP. As of December 31, 1998, $14.7 million of unrestricted retained earnings were available for dividends.


Note 8.  Segment and Related Information

     During 1998, TNP adopted FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information". TNP has two reportable segments. The primary segment is TNMP, which provides regulated electric service in Texas and New Mexico. The other reportable segment is FWI, which before operations were discontinued, provided integrated mechanical, electrical, plumbing and other maintenance and repair services to commercial customers in Texas metropolitan areas. TNP manages the segments separately to respond to the unique distinctions between regulated and unregulated businesses.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intersegment revenues are not material.

     The following tables present information about profits, losses and assets of TNP's reportable segments (in thousands):

     1998
     -----
                                                   TNMP               FWI           All Other       Eliminations     Consolidated
                                                   ----               ---           ---------       ------------     ------------

     Operating revenues                         $  586,445       $       -         $       48       $       -         $  586,493
     Depreciation and amortization                  42,161               -                  2               -             42,163
     Income taxes                                   16,863               -             (1,383)              -             15,480
     Interest revenue                                  944               -                391               -              1,335
     Total interest charges                         53,727               -                158               -             53,885
     Income (loss) from continuing operations       34,321               -             (2,187)              -             32,134
     Loss from discontinued nonregulated
        operations                                      -            12,710                -                -             12,710
     Net income (loss)                              34,321          (12,710)           (2,187)              -             19,424
     Total assets                                  973,566           10,081            10,344             (226)          993,765
     Property additions                             37,506               -              1,048               -             38,554


     1997
     ----                                          TNMP               FWI           All Other       Eliminations     Consolidated
                                                   ----               ---           ---------       ------------     ------------
     Operating revenues                         $  580,693       $       -         $       -        $       -         $  580,693
     Depreciation and amortization                  40,169               -                  2               -             40,171
     Income taxes                                   22,062               -               (820)              -             21,242
     Interest revenue                                1,497               -                326               -              1,823
     Total interest charges                         56,912               -                 -                -             56,912
     Income (loss) from continuing operations       43,918               -             (1,357)              -             42,561
     Loss from discontinued nonregulated
        operations                                      -            12,883                -                -             12,883
     Net income (loss)                              43,918          (12,883)           (1,357)              -             29,678
     Total assets                                  967,006           10,239            11,748            2,933           991,926
     Property additions                             27,942               -              2,067               -             30,009



     1996
     ----                                          TNMP               FWI           All Other       Eliminations     Consolidated
                                                   ----               ---           ---------       ------------     ------------
     Operating revenues                        $   502,737      $        -        $        -       $        -        $   502,737
     Depreciation and amortization                  39,488               -                  2               -             39,490
     Income taxes                                   10,333               -                 42               -             10,375
     Interest revenue                                1,250               -                326               -              1,576
     Total interest charges                         69,363               -                 -                -             69,363
     Income (loss) from continuing operations       26,862               -               (712)              -             26,150
     Loss from discontinued nonregulated
        operations                                      -             3,097                -                -              3,097
     Net income (loss)                              26,862           (3,097)             (712)              -             23,053
     Total assets                                1,002,157            2,361             7,836           (5,570)        1,006,784
     Property additions                             28,006               -              2,771               -             30,777



Note 9.   Commitments and Contingencies

   Fuel Supply Agreement

     TNMP has an agreement with the Walnut Creek Mining Company to purchase lignite for TNP One through at least 2017. Depending on the output of TNP one, the contract could supply the plant for several years beyond 2017. Phillips Coal Company and Peter Kiewit Sons' jointly own Walnut Creek Mining Company, Inc.

   Wholesale Purchased Power Agreements

     TNMP purchases approximately 80% of its electricity requirements from various wholesale suppliers. These contracts are scheduled to expire in various years through 2005.

     In 1998, TU was TNMP's largest wholesaler of electricity. In 1998, TU supplied approximately 32% of TNMP's Texas capacity and 23% of its Texas energy requirements. During 1995, pursuant to terms of the contract, TNMP notified TU of its intent to cease purchasing electricity at 19 of the 20 points of delivery served by TU, effective January 1, 1999. The nineteen points of delivery account for approximately 70% of the electricity delivered to TNMP from TU. At that time, the TU Agreement required TNMP to continue purchasing electricity at the remaining point of delivery through May of 2010. In late 1997, TNMP and TU modified the agreement to change the termination date of the contract from May 2010 to June 2002. Therefore, TNMP currently has no obligation to purchase electricity from TU beyond June 2002.

     At December 31, 1998, TNMP had various outstanding commitments for take or pay agreements, including the fuel supply agreement discussed above. Detailed below are the fixed and determinable portion of the obligations (amounts in millions):

                                                              1999       2000       2001      2002        2003
                                                              ----       ----       ----      ----        ----

     Purchased power agreements                             $  74.3   $   53.3    $   58.9  $  26.9    $  17.3
     Fuel supply agreements                                    32.0       32.8        33.6     34.4       35.3
                                                            -------   --------    --------  -------    -------
       Total                                                $ 106.3   $   86.1    $   92.5  $  61.3    $  52.6
                                                            =======   ========    ========  =======    =======



   Significant Customer

     A significant industrial customer in Texas left TNMP's system in February 1998 and replaced the power previously provided by TNMP with power from a cogeneration plant built by a third party wholesale power producer. This customer provided sales of 629 GWH and annual revenues of $28.3 million in 1997 ($10.1 million in base revenues). Purchases by this customer in 1998 were 74 GWH, providing total revenues of $3.1 million and base revenues of $0.9 million.

   Legal Actions

     TNMP and Clear Lake Limited Partnership ("Clear Lake") agreed in March 1999 to settle the lawsuit styled Clear Lake Cogeneration Limited Partnership vs. Texas-New Mexico Power Company, pending in the 234th District court of Harris County, Texas, and the parallel proceeding pending before the PUCT. These proceedings arose out of disagreements between TNMP and Clear Lake over the interpretation of certain terms of an agreement under which TNMP purchases cogenerated electricity from Clear Lake. The settlement, which must be approved by the PUCT, resolves all outstanding issues raised in these proceedings.

     Under the settlement, TNMP, Clear Lake and Calpine Power Services Company (an affiliate of Clear Lake) have entered into a revised purchased power contract, effective as of October 1, 1998, governing energy and capacity transactions between the parties. The key elements of the revised contract are:

    -     The capacity rate under which TNMP will  purchase  capacity from Clear
          Lake   is   significantly  reduced.   The  energy  rate  is  virtually
          unchanged.

    - Clear Lake will be able to provide 250 MW of capacity from multiple sources. Except for power plants named in the agreement, TNMP retains certain rights of prior approval as to other sources of power and energy.

    - TNMP will pay for the cost of transmitting power from the existing Clear Lake power plant to TNMP's load centers in the Gulf Coast Region pursuant to new PUCT rules. Clear Lake will reimburse TNMP for any excess transmission costs that TNMP would incur as a result of delivery from points other than the Clear Lake Plant.

    - Clear Lake will no longer pay for nor receive standby power, but will generally guarantee 100% availability of capacity and energy. Clear Lake may request that TNMP obtain or generate replacement power at a negotiated fixed cost under certain limited conditions.

    -     Future   disputes   shall  be  resolved   through   consultation   and
          arbitration.

     The settlement also provides that TNMP will pay Clear Lake $8 million when the PUCT has approved the overall settlement and revised purchased power contract. The settlement calls for regulatory recovery by TNMP of all payments to be made by TNMP for power and energy, as well as the $8 million settlement payment. TNMP does not expect this settlement to have a material adverse impact on its financial position or results of operations.

    Phillips Petroleum. TNMP is the defendant in a suit styled Phillips Petroleum Company vs. Texas-New Mexico Power Company. This lawsuit was filed on October 1, 1997 and is pending in the 149th Judicial District Court of Brazoria County, Texas. In this matter, Phillips Petroleum Company contends that it sustained economic losses of approximately $36 million following a one and one-half hour interruption in its electrical service on May 17, 1997. TNMP claims that most, if not all of Phillips Petroleum alleged damages are barred by limitations contained within our tariff approved by the PUCT. The lawsuit is in the initial discovery stage. In regard to this matter, TNMP believes that it has insurance coverage on most claims of Phillips Petroleum up to a total of $31 million, with a $500,000 self-retention.

     TNMP is involved in various claims and other legal actions arising in the ordinary course of business. In the opinion of management, the ultimate dispositions of these matters will not have a material adverse effect on TNMP's and TNP's consolidated financial position or results of operations.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES
                 Selected Quarterly Consolidated Financial Data

     The following selected quarterly consolidated financial data for TNP is unaudited, and, in the opinion of TNP's management, is a fair summary of the results of operations for such periods:

                                                            March 31      June 30     Sept. 30       Dec. 31
                                                            --------      -------     --------       -------
                                                                (In thousands except per share amounts)
1998
Operating revenues........................................ $  124,581   $  143,111   $  189,439   $  129,362
Net operating income......................................     18,491       19,101       33,119       14,153
Income from continuing operations.........................      5,130        5,832       20,890          282
Net income (loss).........................................      4,626         (767)      18,561       (2,996)
Earnings per share of common stock from
   continuing operations*.................................       0.39         0.44         1.58         0.02
Earnings (loss) per share of common stock.................       0.35        (0.06)        1.40        (0.23)
Dividends per share of common stock....................... $     0.27   $     0.27   $     0.27   $     0.29

Weighted average common shares outstanding................     13,188       13,240       13,263       13,283

1997

Operating revenues........................................ $  126,222   $  132,361   $  187,035   $  135,075
Net operating income......................................     19,430       23,023       37,510       17,810
Income from continuing operations.........................      5,120        8,847       23,741        4,853
Net income (loss).........................................      4,110        7,431       20,694       (2,557)
Earnings per share of common stock from
   continuing operations*.................................       0.39         0.68         1.81         0.37
Earnings (loss) per share of common stock *...............       0.31         0.56         1.58        (0.20)
Dividends per share of common stock....................... $    0.245   $    0.245   $    0.245   $     0.27

Weighted average common shares outstanding................     13,025       13,069       13,092       13,128


* The individual quarters do not add to the yearly totals since the per share amounts are based upon the average number of shares outstanding during each quarter.

     Generally, the variations between quarters reflect the seasonal fluctuations of TNMP's business. Provisions for losses related to discontinuing operations at FWI's construction segment account for the decreases in operating results reported in the fourth quarter of 1997, and the second and fourth quarters of 1998. Discontinuing operations of FWI's service segment caused the decreased operating results shown in the third quarter of 1998. Implementation of the Texas Transition Plan also had a negative impact on operating results in the second, third, fourth quarters of 1998.

                              (FORM OF PROXY CARD)

                              TNP ENTERPRISES, INC.

             ANNUAL MEETING OF HOLDERS OF COMMON STOCK - MAY 3, 1999

         This Proxy is Solicited on Behalf of TNP Enterprises, Inc. and Its Board of Directors.

PROXY           The  undersigned  shareholder,   revoking  all  proxies,  hereby
appoints KEVERN R. JOYCE, MANJIT S. CHEEMA, and PAUL W. TALBOT, and any one or more of them, as proxies, each with full power of substitution, and authorizes them to represent and vote as designated below all shares of TNP Enterprises, Inc. ("TNP") common stock that the undersigned has the power to vote at TNP's Annual Meeting of Holders of Common Stock on Monday, May 3, 1999, in Fort Worth, Texas and at any adjournment of the Annual Meeting, on the proposals set forth on the reverse side of this card.

1. ELECTION OF THREE DIRECTORS FOR THREE-YEAR TERMS: John A. Fanning, Larry G. Wheeler and Dennis H. Withers.

 ---------                                --------
          FOR All Nominees                        WITHHOLD AUTHORITY
          (Except as Marked to                    to Vote for all Nominees
          the Contrary Below)                     Listed Above
 ---------                                --------


         INSTRUCTION: To withhold authority to vote for any nominees listed, write the nominee's name on the line below.
-------------------------------------------------------------------------------


2. RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP as Independent Auditors for 1999.

 --------                     --------                          --------
         FOR                          AGAINST                           ABSTAIN
 --------                     --------                          --------


3.       AMENDMENT of TNP Equity Incentive Plan.

 --------                     --------                          --------
         FOR                          AGAINST                           ABSTAIN
 --------                     --------                          --------

4. In their discretion, the proxies are authorized to vote upon any other business that properly comes before the Annual Meeting, subject to limitations set forth in applicable regulations under the Securities Exchange Act of 1934.


           (Continued and to be voted and signed on the reverse side.)

                         (Continued from reverse side.)


When properly executed, this proxy will be voted in the manner directed on this card by the undersigned holder of common stock. If no direction is made, then this proxy will be voted FOR Proposals 1, 2, and 3.

Please sign exactly as the shareholder's name appears on this proxy card. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, officer, partner, or similar fiduciary or authority, please state the capacity in which you are signing.


                                         DATED: --------------------------, 1999


                                         ---------------------------------------
                                                                    Signature(s)

                                         ---------------------------------------
                                                                    Signature(s)


-----------------------------
PLEASE MARK, SIGN, DATE, AND
RETURN  THIS  PROXY  CARD  PROMPTLY
USING THE  ENCLOSED ENVELOPE.